                                                           EXHIBIT 10



                            Stock Purchase Agreement

                                     among

                                   Armco Inc.,

                       Armco Financial Services Corporation

                                      and

                           Vik Brothers Insurance, Inc.






                        ---------------------------

                        Dated as of August 2, 1994
                        ---------------------------




                                 Sale of Stock

                                      of

                    Northwestern National Holding Company, Inc.

                               TABLE OF CONTENTS

                                                           Page

ARTICLE I.  DEFINITION OF TERMS.............................  2

          1.    Certain Definitions.........................  2

                1.1.   Affiliate............................  2
                1.2.   Annual Statement.....................  2
                1.3.   Business Day.........................  2
                1.4.   Closing and Closing Date.............  3
                1.5.   Closing Reserves.....................  3
                1.6.   Code.................................  3
                1.7.   Company..............................  3
                1.8.   Consolidated Group...................  3
                1.9.   Escrow Account.......................  3
                1.10.  Existing Pledge......................  3
                1.11.  Final Loss Amount....................  3
                1.12.  Financial Statements.................  3
                1.13.  GAAP.................................  4
                1.14.  GAAP Financial Statement.............  4
                1.15.  GAAP Quarterly Statement.............  4
                1.16.  Hazardous Material...................  5
                1.17.  HSR Act..............................  5
                1.18.  Insurance Subsidiary.................  5
                1.19.  knowledge............................  5
                1.20.  Leased Real Property.................  5
                1.21.  Liens or Encumbrances................  6
                1.22.  Material Adverse Effect..............  6
                1.23.  1992 Annual Statement................  6
                1.24.  1992 Consolidated Annual Statement...  6
                1.25.  NNIC.................................  6
                1.26.  Other Seller's Agreements............  6
                1.27.  Owned Real Property..................  6
                1.28.  Permitted Liens......................  7
                1.29.  Person...............................  7
                1.30.  Pre-Closing Periods..................  8
                1.31.  Property.............................  8
                1.32.  Purchase Price.......................  8
                1.33.  Purchaser Reinsurance Contracts......  8
                1.34.  Quarterly Statement..................  8
                1.35.  Shares...............................  8
                1.36.  Statutory Accounting Principles......  9
                1.37.  subsidiary...........................  9
                1.38.  Tax or Taxes.........................  9
                1.39.  Tax Returns..........................  9

ARTICLE II.   PURCHASE AND SALE OF SHARES...................  10

             2.1.   Purchase and Sale.......................  10
             2.2.   Purchase Price..........................  10
             2.3.   Renewal Commission......................  10
             2.4.   Statutory Surplus Adjustment............  13
             2.5.   Certain Assumed Liabilities.............  18
             2.6.   Closing.................................  19
             2.7.   Transactions to be Effected at
                      Closing...............................  19

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ARMCO........  20

         3.  Representations and Warranties of Armco........  20

             3.1.   Organization, Standing and Authority
                     of Armco...............................  20
             3.2.   Execution and Delivery..................  21
             3.3.   Consents and Approvals..................  22
             3.4.   No Breach...............................  22
             3.5.   Armco as Common Parent..................  22
             3.6.   Brokerage...............................  23

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLER....  23

         4.   Representations and Warranties of the Seller..  23

             4.1.   Due Incorporation and Authority.........  23
             4.2.   Outstanding Capital Stock, Options or
                       Other Rights.........................  24
             4.3.   Transfer of the Shares..................  25
             4.4.   Organization and Qualification..........  26
             4.5.   No Violation of Company Instruments.....  26
             4.6.   Financial Statements....................  27
             4.7.   Absence of Undisclosed Liabilities......  28
             4.8.   Assets.................................   29
             4.9.   Events Since December 31, 1993.........   38
             4.10.  Insurance Claims and Assessments........  40
             4.11.  Judgments, Decrees and Orders in
                       Restraint of Business................  41
             4.12.  Litigation and Proceedings..............  41
             4.13.  Permits, Licenses and Franchises........  42
             4.14.  Relationships With Affiliates,
                       Officers and Directors.............  42
             4.15.  Labor Disputes; Compliance..............  43
             4.16.  Other Sale Arrangement..................  43
             4.17.  Employee Benefit Plans..................  44
             4.18.  Questionable Payments...................  48
             4.19.  Consents................................  48
             4.20.  Contracts and Binding Commitments.......  49
             4.21.  Threats of Cancellation.................  52

             4.22.  Reinsurance.............................  53
             4.23.  Operations Insurance....................  53
             4.24.  Taxes...................................  55
             4.25.  Accounts; Directors and Officers........  59
             4.26.  Compliance with Applicable Law..........  59
             4.27.  Conflict of Interest....................  60
             4.28.  Broker's, Finder's or Similar Fees......  60

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..  60

       5.  Representations and Warranties of the Purchaser..  60

             5.1.   Due Incorporation and Authority.........  61
             5.2.   Consents................................  62
             5.3.   No Breach...............................  62
             5.4.   Actions and Proceedings.................  63
             5.5.   Broker's, Finder's or Similar Fees......  64
             5.6.   Purchase for Investment.................  64

ARTICLE VI.  CONDUCT PENDING CLOSING DATE...................  65

             6.1.   Operations in the Ordinary Course.......  65
             6.2.   Restrictions............................  66
             6.3.   Related Matters.........................  69
             6.4.   Sale of Portfolio Securities...........   69
             6.5.   Regulatory Filings......................  70
             6.6.   Interim Financial Statements and
                      Reports...............................  70
             6.7.   Access to Properties, Books and
                      Records...............................  71
             6.8.   Replacement Insurance...................  72

ARTICLE VII.  COVENANTS AND AGREEMENTS 72

             7.     Covenants and Agreements................  72
             7.1.   Confidentiality; Return of Documents....  72
             7.2.   Fees and Expenses.......................  73
             7.3.   Company Employee Benefit Plans..........  74
             7.4.   Payment of Debts and Intercompany
                      Receivables...........................  75
             7.5.   Agreement Not to Compete................  76
             7.6.   Taxes...................................  76
             7.7.   The Seller's Access to Records..........  88
             7.8.   Future Assessments......................  89
             7.9.   Disclaimer of Other Representations
                      and Warranties.......................  91
             7.10.  Further Assurances......................  92
             7.11.  Proposition 103 and Other Excess
                      Profit Laws...........................  92

             7.12.  Reinsurance.............................  93
             7.13.  Reinsurance Support.....................  94
             7.14.  Trademark Assignment....................  94
             7.15.  Severance and Other Costs...............  95
             7.16.  Escrow Agreement........................  95
             7.17.  Supplements to Schedules................  96

ARTICLE VIII.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
               INDEMNITY....................................  97

             8.1.   Survival of Representations and
                    Warranties and Indemnities..............  97
             8.2.   Indemnity...............................  98

ARTICLE IX. CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO
            CLOSE........................................... 105

             9.1.   Covenants............................... 105
             9.2.   Governmental Consents................... 105
             9.3.   No Litigation........................... 106
             9.4.   Legislation............................. 106
             9.5.   Delivery of Documents................... 106
             9.6.   Opinion of Counsel...................... 106
             9.7.   Certified Resolutions................... 106
             9.8.   Continued Accuracy of Representations
                      and Warranties........................ 107
             9.9.   Other Approvals......................... 107
             9.10.  Other Consents.......................... 107
             9.11.  No Adverse Change....................... 108
             9.12.  Resignation of Directors................ 108
             9.13.  Release of Existing Pledge.............. 108

ARTICLE X. CONDITIONS TO THE OBLIGATION OF ARMCO AND THE SELLER
             TO CLOSE....................................... 108

             10.1.  Covenants............................... 108
             10.2.  Governmental Consents................... 109
             10.3.  No Litigation........................... 109
             10.4.  Legislation............................. 109
             10.5.  Payment and Delivery of Documents....... 109
             10.6.  Opinion of Counsel...................... 110
             10.7.  Certified Resolutions................... 110
             10.8.  Continued Accuracy of Representations
                     and Warranties......................... 110
                                       -iv-

ARTICLE XI.TERMINATION, AMENDMENT AND WAIVER................ 110

             11.1.  Termination............................. 110
             11.2.  Effect of Termination................... 112
             11.3.  Amendment............................... 112
             11.4.  Extension; Waiver....................... 112

ARTICLE XII.  MISCELLANEOUS................................. 112

             12.1.  Notices................................. 112
             12.2.  Interpretation.......................... 113
             12.3.  Governing Law........................... 114
             12.4.  Publicity............................... 114
             12.5.  Assignment; Binding Effect.............. 114
             12.6.  Entire Agreement; Third Party
                     Beneficiaries.......................... 114
             12.7.  Construction............................ 115
             12.8.  Counterparts............................ 115
                                     -v-

          This STOCK PURCHASE AGREEMENT made and entered into this 2nd day of August, 1994 by and among Armco Inc., an Ohio corporation ("Armco"), Armco Financial Services Corporation, a Delaware corporation (the "Seller"), and Vik Brothers Insurance, Inc., an Indiana corporation (the "Purchaser"):

                            W I T N E S E T H


          WHEREAS, Armco is the beneficial and record owner of all of the issued and outstanding shares of capital stock of the Seller; and

          WHEREAS, the Seller is the beneficial and record owner of all of the issued and outstanding shares of common stock (the "Shares") of Northwestern National Holding Company, Inc., a Delaware corporation (the "Company"); and

          WHEREAS, the Seller wishes to sell to the Purchaser and the Purchaser wishes to buy from the Seller the Shares on the terms and conditions set forth in this Stock Purchase Agreement (the "Agreement");

          NOW, THEREFORE, in reliance upon the representations and warranties contained herein and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound, agree as follows:

                                     ARTICLE I.
                                DEFINITION OF TERMS

          1.  Certain Definitions.  As used in this Agreement,
              -------------------
the following terms have the following meanings unless the context requires otherwise:

          1.1.  "Affiliate" means a Person directly or indirectly
                ----------
controlling, controlled by or under common control with the Person of which it is an Affiliate. For the purposes of Section 4.17, "controlling, controlled by or under common control with" shall be determined under
Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended. The Company and its subsidiaries shall be considered Affiliates of the Seller with respect to the period ending on the Closing Date and Affiliates of the Purchaser with respect to the period commencing the day after the Closing Date for purposes of this Agreement.

          1.2.  "Annual Statement" for an Insurance Subsidiary
                 ----------------
means the annual convention statement of such Insurance Subsidiary, relating to a specified year or date, prepared in accordance with Statutory Accounting Principles and filed by such Insurance Subsidiary with the insurance department of such Insurance Subsidiary's domiciliary state, including all notes, schedules and exhibits thereto.

          1.3.  "Business Day" means a day on which the Seller,
                 ------------
the Purchaser and national banks doing business in New York City are open for business.

          1.4.  "Closing" and "Closing Date" have the meanings
                 -------       ------------
set forth in Section 2.6.

          1.5.  "Closing Reserves" has the meaning set forth in
                 ----------------
Section 2.3

          1.6.  "Code" means the Internal Revenue Code of 1986,
                 ----
as amended.

          1.7.  "Company" means Northwestern National Holding
                 --------
Company, Inc., a Delaware corporation.

          1.8.  "Consolidated Group" means the affiliated group
                 ------------------
(as defined in Section 1504 of the Code) of corporations of which the Company is a member and of which Armco is the common parent.

          1.9.  "Escrow Account" has the meaning set forth in
                 --------------
Section 7.16.

          1.10.  "Existing Pledge" means the pledge and
                  ---------------
assignment of the Shares to Northwestern National Insurance Company of Milwaukee, Wisconsin ("NNIC") as security for the payment by the Seller of certain promissory notes of the Seller, in the aggregate principal amount of $72.6 million, to NNIC.

          1.11.  "Final Loss Amount" has the meaning set forth in
                  -----------------
Section 2.3.

          1.12.  "Financial Statements" means, collectively, the
                  -------------------
1993 GAAP Financial Statements, the 1992 Annual Statements, the

1993 Annual Statements, the 1992 Consolidated Annual Statement and the 1993 Consolidated Annual Statement.

          1.13.  "GAAP" or "generally accepted accounting
                  ----      -----------------------------
principles" means the accounting principles generally used and
- ----------
recognized from time to time within the United States which have substantial support from authoritative agencies or bodies, including the Securities and Exchange Commission, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and general industry practice, which principles have been applied in a consistent manner throughout the periods involved.

          1.14.  "GAAP Financial Statement" means, as of a
                  ------------------------
certain date or for a year ended on a certain date, the audited consolidated balance sheet of the Company and its subsidiaries as of such date and the audited consolidated statements of income, stockholder's equity and cash flows of the Company and its subsidiaries for the year ended on such date, including the related notes and auditor's report thereon.

          1.15.  "GAAP Quarterly Statement" means, as of a
                  ------------------------
certain date or for a fiscal quarter ended on a certain date, the consolidated balance sheet of the Company and its subsidiaries as of such date and the consolidated statements of income, stockholder's equity and cash flows of the Company and it subsidiaries for the quarter ended on such date, including notes thereon.

          1.16.  "Hazardous Material" has the meaning set forth
                  ------------------
in Section 4.8.

          1.17.  "HSR Act" means the Hart-Scott-Rodino Antitrust
                  -------
Improvements Act of 1976, as amended, and the rules promulgated thereunder.

          1.18.  "Insurance Subsidiary" means each of
                  --------------------
Northwestern National Casualty Company, a Wisconsin stock insurance company ("NNCC"), Northwestern National Lloyds Insurance Company, a Texas Lloyds insurance company ("NNLC"), Northwestern National County Mutual Insurance Company, a Texas mutual insurance company ("NNCM"), NN Insurance Company, a Wisconsin stock insurance company ("NN Insurance"), Pacific National Insurance Company, a California stock insurance company ("PNIC"), Pacific Automobile Insurance Company, a California stock insurance company ("PAIC"), and Statesman Insurance Company, an Indiana stock insurance company ("Statesman").

          1.19.  "knowledge" means, with respect to the Seller
                  ----------------
and the Company, the knowledge of the Seller's or the Company's current officers after having made due inquiry of the appropriate individuals employed by the Seller, the Company and the Company's subsidiaries.

          1.20.  "Leased Real Property" means all real property
                  --------------------
reflected in the Company's balance sheet included in its 1993 Consolidated Annual Statements as being leased by the Company or one of its subsidiaries, a list of which is set forth in Schedule 1.20.

          1.21.  "Liens or Encumbrances" means any lien, pledge,
                  ---------------------
mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other similar restriction or limitation.

          1.22.  "Material Adverse Effect" means an effect which
                  -----------------------
is materially adverse to the business, financial condition or results of operations of the Company, any Insurance Subsidiary or any other material subsidiary of the Company.

          1.23.  "1992 Annual Statement" and "1993 Annual
                  ---------------------       ------------
Statement" have the respective meanings set forth in Section 4.6.
- ---------

          1.24.  "1992 Consolidated Annual Statement" and
                  ----------------------------------
"1993 Consolidated Annual Statement" have the respective meanings
 ----------------------------------
set forth in Section 4.6.

          1.25.  "NNIC" has the meaning set forth in Section 7.13.
                  ----

          1.26.  "Other Seller's Agreements" means each agreement
                  -------------------------
to be executed in connection with the transactions contemplated hereunder to which Seller is a party.

          1.27.  "Owned Real Property" means all real property
                  -------------------
reflected in the Company's balance sheet included in its 1993

Consolidated Annual Statement as being owned by the Company or one of its subsidiaries, which consists of the property located at 8450 Westfield Boulevard, Indianapolis, Indiana.

          1.28.  "Permitted Liens" means those Liens or
                  ---------------
Encumbrances affecting real or personal property which (i) are listed in
Schedule 1.28 or are otherwise approved in writing by Purchaser, (ii) are for taxes, assessments or other governmental charges, or the claims of materialmen, carriers, landlords or like persons, all of which are not yet due or payable or which are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established, (iii) are zoning, building or other similar governmental restrictions, (iv) are easements, covenants, rights-of-way or other similar restrictions, (v) arise in the ordinary course of business including, Liens or Encumbrances arising from pledges of securities required pursuant to state insurance law or insurance regulatory requirements or pertaining to funds held or deposits made for the benefit of ceding companies or retrocessionaires; provided that
                                                               --------
none of the items described above, together with all such other items, materially impairs the value or interferes with or prohibits the present use or operation of the Property by the Company or its subsidiaries.

          1.29.  "Person" means any individual, corporation,
                  ------
partneship, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory authority or other entity.

          1.30.  "Pre-Closing Period" means all tax periods ending
                  ------------------
on or before the Closing Date and, with respect to any tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date.

          1.31.  "Property" means real, personal or mixed property,
                  --------
tangible or intangible.

          1.32.  "Purchase Price" means the aggregate purchase
                  --------------
price described in Section 2.2.

          1.33.  "Purchaser Reinsurance Contracts" has the
                  -------------------------------
meaning set forth in Section 2.3.

          1.34.  "Quarterly Statement" of an Insurance
                  -------------------
Subsidiary, as of a certain date, or for a fiscal quarter ended on such date, means the quarterly convention statement prepared in accordance with Statutory Accounting Principles and filed by such Insurance Subsidiary with the insurance department of such Insurance Subsidiary's domiciliary state, including all notes, schedules and exhibits thereto.

          1.35.  "Shares" means all of the issued and outstanding
                  ------
capital stock of Northwestern National Holding Company, Inc.

consisting of 1,000 shares of common stock, par value $10.00 per share.

          1.36.  "Statutory Accounting Principles" means the accounting
                  -------------------------------
procedures and practices prescribed or permitted by the department of insurance of the state of domicile of an Insurance Subsidiary and used by that Insurance Subsidiary in the preparation of its 1993 Annual Statement and used by the Company in the preparation of the 1993 Consolidated Annual Statement.

          1.37.  "subsidiary" means a corporation of which 50% or
                  ----------
more of the voting control is owned directly or indirectly by another entity.

          1.38.  "Tax" or "Taxes" means any Federal, state,
                  ---      -----
local, foreign or other income, premium, profits, estimated, franchise, license, impost, transfer, sales, use, ad valorem, customs, payroll, withholding, employment, wage, occupation, value added, property (real or personal), excise or other taxes, fees, duties, assessments, withholdings or governmental charges of any nature (including interest, penalties or additions to such items).

          1.39.  "Tax Returns" means all returns, reports,
                  -----------
estimates, declarations, information returns and statements of any nature regarding Taxes for any period required to be filed by Armco, the Seller, the Company or its subsidiaries and relating to the income, properties or operations of the Company or its subsidiaries.

                                ARTICLE II.
                    PURCHASE AND SALE OF SHARES

          2.1.  Purchase and Sale.  Upon the terms and subject to
                -----------------
the conditions set forth in this Agreement, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser and the Purchaser shall purchase from the Seller, on the Closing Date, the Shares.

          2.2.  Purchase Price.  The Purchase Price for the
                --------------
Shares to be paid by the Purchaser at the Closing shall be $70 million less the $3.5 million paid with respect to the debt incurred in connection with the acquisition of Statesman, subject to the post-closing adjustments and payments set forth in Section 2.4 ("Purchase Price"), payable in the manner specified in Section 2.7.

          2.3.  Renewal Commission.
                ------------------

               (a) Subject to the adjustments set forth below, the Purchaser agrees to pay the Seller a renewal commission (the "Renewal Commission") 90 days following the third anniversary of the Closing Date equal to $15 million. Such Renewal Commission (i) shall be reduced (but not to an amount less than zero) by the amount by which the Final Loss Amount shall exceed the Closing Reserves and (ii) is subject to set-off pursuant to
Section 8.2. To the extent the Paid Portion (defined below) of the Final
Loss

Amount includes offsets for reinsurance amounts not yet received, a corresponding amount of Renewal Commission, otherwise due, shall not be due and payable until 10 Business Days after such amounts are collected by the Company. To the extent that the Renewal Commission, or any portion thereof, shall not be paid when due, the Purchaser shall pay interest on the unpaid amount of such Renewal Commission from the date on which such amount becomes due and payable to the date of payment at the per annum rate equal to the prime rate announced by The Chase Manhattan Bank, N.A., New York, New York in effect from time to time during such period. Such Renewal Commission shall be increased by one-half (50%) of the amount by which the Closing Reserves exceed the Final Loss Amount. To the extent reinsurance recoverables, treated as uncollectible in the calculation of the Final Loss Amount, are received by the Purchaser or its subsidiaries prior to the fourth anniversary of the Closing Date and to the extent the receipt of such reinsurance recoverables would have caused a corresponding increase in the Renewal Commission, such amounts shall be remitted to the Seller.

              (b) The "Final Loss Amount" shall mean the consolidated (combined) losses and loss adjustment expenses with respect to losses incurred prior to the Closing Date ("Pre-Closing Losses") comprised of (i) the amounts paid by the Insurance Subsidiaries from the Closing Date (less amounts actually received or considered collectible under statutory accounting principles under reinsurance contracts, treaties or agreements reflected in the Closing Balance Sheet and salvage and subrogation) to the third anniversary of the Closing Date ("Paid Portion") and (ii) the amount of the reserves for unpaid losses and loss adjustment expenses of the Insurance Subsidiaries as of the third anniversary of the Closing Date with respect to Pre-Closing Losses ("Reserved Portion"). The Reserved Portion is to be calculated by the Company in accordance with statutory accounting principles and accepted actuarial practices (i) giving effect to reinsurance recoverables considered collectible under Statutory Accounting Principles under any reinsurance contracts, treaties or agreements reflected in the calculation of those amounts for purposes of the Closing Balance Sheet (which shall not include any reinsurance contract, treaty or agreement (the "Purchaser Reinsurance Contracts") entered into at the request or direction of the Purchaser pursuant to Section 7.12 or otherwise), (ii) excluding the effect of any reinsurance contract, treaty or agreement entered into or modified on or after the Closing Date and (iii) giving effect to salvage and subrogation in a manner consistent with the Closing Balance Sheet. Such Reserved Portion shall be certified by an independent actuary satisfactory to the Purchaser and the Seller ("Independent Actuary") as being, in its opinion, a reasonable estimation of the unpaid ultimate losses and loss adjustment expenses for Pre-Closing Losses in accordance with statutory accounting principles and accepted actuarial practices, given the instructions set forth above. If the Independent Actuary concludes that the

Reserved Portion is not a reasonable estimation of such unpaid ultimate losses and loss adjustment expenses in accordance with the foregoing standards, the Independent Actuary shall calculate a reserve amount for Pre-Closing Losses, certifying that such amount is its best estimation of the unpaid ultimate losses and loss adjustment expenses for Pre-Closing Losses in accordance with statutory accounting principles and accepted actuarial practices, given the instructions above, and such amount shall become the Reserved Portion of the Final Loss Amount. The Purchaser and the Seller shall each pay one-half of the fees and expenses of Independent Actuary.

              (c) "Closing Reserves" shall mean the sum of (i) $15 million plus (ii) the reserves for losses and loss adjustment expenses, less reinsurance recoverables and salvage and subrogation, as shown on the Closing Balance Sheet.

          2.4.  Statutory Surplus Adjustment.
                ---------------------------

                 (a) Following the Closing, the Seller and the Purchaser shall cooperate with the Company in the preparation of a consolidated balance sheet of the Company and its subsidiaries as of the Closing Date in accordance with the terms hereof (the "Closing Balance Sheet"). Except for the insurance reserves and except for the instructions set forth below, the Closing Balance Sheet shall be prepared in accordance with, Statutory Accounting Principles (including the methodologies, allocations and assumptions used by the Company in the preparation of the 1993 Consolidated Annual Statement); provided that no effect shall be given to any accounting principles adopted or required subsequent to the 1993 Consolidated Annual Statement. The insurance reserves in the Closing Balance Sheet shall be calculated by the Company on an accounting and actuarial basis consistent with the Company's 1992 Consolidated Annual Statement (except with respect to the treatment of salvage and subrogation, which shall be treated on a basis consistent with the 1993 Consolidated Annual Statement). The Closing Balance Sheet shall be prepared by the Company and shall include a schedule and calculation of the consolidated (combined) statutory capital and surplus in the Closing Balance Sheet adjusted to eliminate the effects of (i) any financial reinsurance which has the effect of increasing the consolidated (combined) statutory capital and surplus of the Company and its subsidiaries in force subsequent to June 30, 1993, (ii) any capital gains realized from June 30, 1993 until the Closing Date (other than gains included in subparagraph (iv) below) or capital losses realized at the direction of the Purchaser (within the 30 days immediately prior to the Closing Date) by the Company and its subsidiaries as a result of the sale of portfolio securities, (iii) any Purchaser Reinsurance Contracts, (including transaction and other expenses related thereto), in each case to the extent included in such consolidated (combined) statutory capital and surplus, and (iv) the net realized capital losses of $542,575 arising out of the combination of NNCC and Statesman.
The adjustment to the Closing Balance Sheet set forth in clauses (i), (ii) (except for tax payments on gains or losses from Purchaser directed securities transactions) and (iv) above shall not be adjusted to reflect any tax consequences resulting therefrom. The consolidated (combined) statutory capital and surplus of the Company and its subsidiaries as shown on the Closing Balance Sheet, as adjusted in accordance with this section, is the "Closing Statutory Surplus". The Closing Balance Sheet shall identify the amount of the liabilities to be assumed pursuant to Section 2.5.

              (b) Each of the parties shall have access to the books and records of the Company for purposes of the review of the Closing Balance Sheet and the Seller shall have the right, at its expense, to place up to two representatives at the Company's facilities to review the preparation of the Closing Balance Sheet. Within 120 days of the Closing Date, the Company shall deliver such Closing Balance Sheet (including the calculation of Closing Statutory Surplus) to the Seller and the Purchaser. Subject to section (c) below, if the Closing Statutory Surplus calculated in accordance with this Section is less than $96.5 million, the amount of the difference between $96.5 million and such Closing Statutory Surplus shall be paid by the Seller to the Purchaser within 16 Business Days of the delivery of the Closing Balance Sheet and the calculation of the Closing Statutory Surplus. Subject to Section (c) below, if such Closing Statutory Surplus calculated in accordance with this Section is greater than $96.5 million, the amount of the difference, up to a total of $3.5 million, between such Closing Statutory Surplus and $96.5 million shall be paid by the Purchaser to the Seller within 16 Business Days of delivery of the Closing Balance Sheet and the calculation of the Closing Statutory Surplus. Such payment by the Seller or the Purchaser shall be made, together with interest from the Closing Date to the date of payment on the amount of such difference at the per annum rate equal to the prime rate announced by The Chase Manhattan Bank, N.A., New York, New York in effect from time to time during such period, by wire transfer of immediately available funds to a bank account designated by the payee.

             (c) In the event that the Seller or Purchaser disagrees with such determination by the Company of the Closing Statutory Surplus, such party shall notify the other party of such disagreement within 15 Business Days of receipt of the Closing Balance Sheet and shall further identify in such notice the items in the Closing Balance Sheet (including the calculation of Closing Statutory Surplus) to which it objects; provided, however, that any challenges to the insurance reserves by either party will be restricted to determining that such reserves were calculated as stated above and not as to the adequacy of the reserve amount. If such notice is not given, the Closing Balance Sheet, and the calculation of the Closing Statutory Surplus, shall be final and binding as between the parties. If the Seller or the Purchaser timely delivers the notice setting forth the disagreement and the items to which it objects, the Seller and the Purchaser shall have 15 Business Days to resolve the dis-agreement and the payment obligation pursuant to paragraph (b) above shall be suspended until the disagreement is resolved by the parties or by the Accounting Firm (as defined below). If the disagreement is unable to be resolved within such 15-day period, the Seller and the Purchaser agree to retain a nationally recognized accounting firm (the "Accounting Firm"), to arbitrate and resolve the disputed items in the Closing Balance Sheet and the calculation of the Closing Statutory Surplus within 60 days of such retention. The Seller and the Purchaser shall designate the Accounting Firm prior to the Closing. The Accounting Firm shall make such determination as an arbitrator by reviewing the disputed items in the Closing Balance Sheet and the Closing Statutory Surplus, such underlying documentation as it deems appropriate, and such written materials as shall be presented to it by either the Seller or the Purchaser within 30 days of its retention. On or before the 60th day after its retention, the Accounting Firm shall deliver a written report to the Seller and the Purchaser (i) stating whether each disputed item is calculated as required by Section 2.4(a), (ii) for any disputed items not calculated in accordance with the provisions of Section 2.4(a) restating the disputed items in accordance with Section 2.4(a) and providing the corresponding adjustment to the Closing Statutory Surplus, and
(iii) stating the amount of the Closing Statutory Surplus, as adjusted to reflect such adjustments, if any. For the purposes of this engagement, the Accounting Firm shall assume that all items not being disputed are fairly presented in accordance with Statutory Accounting Principles and as required by Section 2.4(a). The Closing Statutory Surplus so stated by the Accounting Firm as provided in clause (iii) above shall be final and binding on the parties hereto and shall be the "Closing Statutory Surplus" for all purposes of this Agreement and for the determination of any payment pursuant to Section 2.4(b). The fees and expenses of the Accounting Firm shall be borne equally by the Seller and the Purchaser.

              (d)  The amount of any post-closing payment pursuant to
Section 2.4(c) shall be paid within 10 Business Days of the delivery by the Accounting Firm of its report to the Seller and the Purchaser, together with interest from the Closing Date to the date of payment on the payment amount at the per annum rate equal to the prime rate announced by The Chase Manhattan Bank, N.A., New York, New York in effect from time to time during such period, by wire transfer of immediately available funds to a bank account designated by the payee.

          2.5.  Certain Assumed Liabilities.  On such date after
                ---------------------------
the delivery of the Closing Balance Sheet as any adjustment to the Purchase Price based on the Closing Statutory Surplus would be payable pursuant to
Section 2.4, the Company shall pay to a segregated escrow account, acceptable to Purchaser and Seller, to be maintained specifically to fund such assumed liabilities, as directed by the Seller, an amount, together with interest from the Closing Date on such amount at the rate provided in
Section 2.4 for payments made thereunder, equal to the amount of the liabilities (that are of a type described in Schedule 2.5 hereto) which are both (i) included on the Closing Balance Sheet on a basis consistent with the 1993 Consolidated Annual Statement (except as set forth in Schedule 2.5) and (ii) assumed by either the Seller or Armco or for which the Company or the Purchaser is indemnified by the Seller or Armco. When the liabilities transferred above have been satisfied in full, any amounts remaining in such trust accounts shall be released to the Seller or Armco, as directed by the Seller.

          2.6.  Closing.  The Closing of the sale and transfer of the
                -------
Shares (the "Closing") will take place at 10:00 a.m. on September 30, 1994 or such other date as the parties mutually agree, provided that the conditions precedent to Closing set forth in this Agreement have been satisfied or waived (the "Closing Date"), at the office of Schnader, Harrison, Segal & Lewis, 1600 Market Street, Philadelphia, Pennsylvania 19103.

          2.7.  Transactions to be Effected at Closing.  At the Closing:
                --------------------------------------

                 (a) The Seller shall deliver to the Purchaser (i) one or more certificates representing the Shares free and clear of any Liens or Encumbrances, including the Existing Pledge, which shall be released at Closing, duly endorsed in blank or accompanied by duly executed instruments of transfer, or registered in the name of the Purchaser, and (ii) all documents and instruments expressly required by this Agreement to be delivered by the Seller at the Closing.

                 (b) The Purchaser shall (i) pay $66.5 million to the Seller, by wire transfer of immediately available funds to such account or accounts as the Seller shall designate to the Purchaser prior to the Closing, and (ii) deliver to the Seller all documents and instruments expressly required by this Agreement to be delivered by the Purchaser at the Closing.

                 (c) The Seller shall either pay $5 million to the Escrow Account or shall provide a letter of credit acceptable to the Purchaser (the "Letter of Credit") in favor of the Purchaser in an amount of $5 million to support payments, if any, required to be made by the Seller on account of the Seller's indemnification obligations under this Agreement.

                                 ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF ARMCO

           3.  Representations and Warranties of Armco.  Armco
               ---------------------------------------
represents and warrants to the Purchaser as follows:

          3.1.  Organization, Standing and Authority of Armco.
                ---------------------------------------------
Armco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and is in good standing as a foreign corporation in all jurisdictions in which its failure to qualify or be in good standing would adversely affect the consummation or the validity of the transactions provided for in this Agreement. Armco has all requisite corpo-rate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Armco.

          3.2.  Execution and Delivery.  The execution, delivery
                ----------------------
and performance by Armco of this Agreement and the consummation of the transactions contemplated hereby to be consummated by Armco have been duly and validly authorized by all necessary corporate action on the part of Armco, and no other corporate proceedings on the part of Armco are necessary to authorize the execution, delivery and performance by Armco of this Agreement or the consummation of the transactions contemplated hereby to be consummated by Armco. This Agreement has been executed and delivered by Armco and (assuming that such agreement is a valid and binding obligation of the Purchaser) constitutes the valid and binding obligation of Armco, enforceable against Armco in accordance with its terms, except that (i) such enforceability may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          3.3.  Consents and Approvals.  The execution and
                ----------------------
delivery by Armco of this Agreement, the performance by Armco of its obligations hereunder and the consummation by Armco of the transactions contemplated hereby to be consummated by Armco do not require Armco to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any public, governmental or judicial authority except (a) as set forth in Schedule 3.3; (b) such as have been duly obtained or made, as the case may be, and are in full force and effect on the Closing Date; or (c) such filings made with governmental agencies such as the Securities and Exchange Commission, which are (i) part of the regular disclosure obligations of Armco and (ii) available as public documents.

          3.4.  No Breach.  The execution, delivery and
                ---------
 performance of this Agreement by Armco and the consummation of the transactions contemplated hereby by Armco or the Seller in accordance with the terms and conditions hereof will not violate, conflict with, or result in the breach of any provision of the Articles of Incorporation, Regulations or other charter or organizational document of Armco.

          3.5.  Armco as "Common Parent".  Armco is the "common
                          -------------
parent" of an "affiliated group" of corporations (as those terms are used in section 1504(a) of the Code and the Treasury Regulations promulgated under section 1502 of the Code) that includes the Company and each of its subsidiaries.

          3.6.  Brokerage.  Except for The Chase Manhattan Bank,
                ---------
N.A. (whose fees will be paid by Armco or the Seller), no broker or finder has acted directly or indirectly for Armco or the Seller or the Company, and neither the Company nor any of its subsidiaries has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transactions contemplated by this Agreement.


                                  ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

          4.  Representations and Warranties of the Seller.  The
              --------------------------------------------
Seller represents and warrants to the Purchaser as follows:

          4.1.  Due Incorporation and Authority.  The Seller is
                -------------------------------
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute and deliver this Agreement and each of the Other Seller's Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each of the Other Seller's Agreements, and the consummtion by the Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance by the Seller of this Agreement and each of the Other

Seller's Agreements, or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Seller and (assuming this Agreement is a valid and binding obligation of the Purchaser) constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except that
(i) such enforceability may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and businesses and to carry on its businesses as now conducted.

          4.2.  Outstanding Capital Stock, Options or Other
                -------------------------------------------
Rights.  The outstanding capital stock of the Company consists of
- ------
1,000 shares of common stock, par value $10.00 per share. No other class of capital stock or equity interest of the Company is authorized or outstanding. All of the outstanding Shares are owned of record and beneficially by the Seller and constitute 100 percent of the issued and outstanding shares of capital stock of the Company. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. Except for the corporations listed in Schedule 4.2, the Company has no other subsidiaries and does not beneficially own more than five percent of any Person. Except as set forth in Schedule 4.2, the Company owns 100% of the issued and outstanding shares of capital stock of the corporations listed in Schedule 4.2 free and clear of all Liens or Encumbrances. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Armco, the Seller, the Company or its subsidiaries any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security or equity interest of the Company or its subsidiaries, and there is no outstanding security of any kind convertible into such capital stock or other equity interest of the Company or its subsidiaries.

          4.3.  Transfer of the Shares.  Except for the Existing
                -----------------------
Pledge, the Seller owns beneficially and of record, free and clear of any Liens or Encumbrances, all of the Shares. Upon delivery of the payment for such Shares as herein provided and release of the Existing Pledge, the Seller will convey good title thereto, free and clear of any Liens or Encumbrances, other than the requirements of the Federal and state securities laws and state insurance laws with respect to limitations on the subsequent transfer thereof and other than any Liens or Encumbrances thereon that may have been imposed or consented to by the Purchaser.

          4.4.  Organization and Qualification.  The Seller has
                -------------------------------
delivered to the Purchaser true and complete copies of the Articles or Certificate of Incorporation and Bylaws or comparable instruments, in each case, as in effect on the date hereof, of the Company and each of its subsidiaries. Each of the Company and its subsidiaries is duly qualified or licensed in all jurisdictions in which the conduct of its business requires such qualification or license and the failure so to qualify or be licensed would have a Material Adverse Effect.

          4.5.  No Violation of Company Instruments.  Subject to
                -----------------------------------
the approval of the respective Insurance Commissioners of the States of Wisconsin, Indiana, California, Texas and Michigan and the expiration of the waiting period under the HSR Act, the execution and delivery of this Agreement do not, and the sale of the Shares pursuant to this Agreement will not, violate any provision of the Articles of Incorporation or Bylaws of the Company or its subsidiaries, or any provision of, or result in the acceleration of any obligation under, any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree or in the termination of any license, franchise, lease, permit or other instrument to which the Company or any of its subsidiaries is a party or by which it is bound, except for such as to which requisite waivers or consents either have been (or will be prior to the Closing) obtained by the Company or the obtaining of which has been waived by the Purchaser.

          4.6.  Financial Statements.
                --------------------
              (a) The Seller has heretofore delivered to the Purchaser a copy of GAAP Financial Statements for the years ended December 31, 1993 and 1992, together with all exhibits and schedules thereto ("1993 GAAP Financial Statements"). Such 1993 GAAP Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 1993 and 1992 and their consolidated results of operations and cash flows for the years then ended in accordance with generally accepted accounting principles applied consistently in all material respects to the immediately preceding fiscal year except as set forth in the notes thereto and in the auditor's report thereon.
             (b) The Seller has heretofore delivered to the Purchaser a copy of the Annual Statement of each Insurance Subsidiary filed for the year ended December 31, 1992 ("1992 Annual Statements") and for the year ended December 31, 1993 (the "1993 Annual Statements"). Each such 1992 Annual Statement was prepared in accordance with statutory accounting principles and presents fairly, in all material respects, the statutory financial condition of such Insurance Subsidiary as of December 31, 1992, and the statutory results of the operations of such Insurance Subsidiary for the year then ended. Each such 1993 Annual

Statement was prepared in accordance with Statutory Accounting Principles and presents fairly, in all material respects, the statutory financial condition of such Insurance Subsidiary as of December 31, 1993, and the statutory results of the operations of such Insurance Subsidiary for the year then ended.

               (c) The Seller has heretofore delivered to the Purchaser a copy of the consolidated (combined) annual convention statement of the Company and the Insurance Subsidiaries filed with the Insurance Department of the State of Wisconsin, including all notes, schedules and exhibits thereto, for each of the years ended December 31, 1992 and 1993 (the "1992 Consolidated Annual Statement" and "1993 Consolidated Annual Statement," respectively). The 1992 Consolidated Annual Statement was prepared in accordance with statutory accounting principles. The 1993 Consolidated Annual Statement was prepared in accordance with Statutory Accounting Principles. Each of such 1992 Consolidated Annual Statement and 1993 Consolidated Annual Statement presents fairly, in all material respects, the consolidated (combined) statutory financial condition of the Company and the Insurance Subsidiaries as of December 31, 1992 and 1993, respectively, and the consolidated (combined) statutory results of the operations of the Company and the Insurance Subsidiaries for the year then ended.

          4.7.  Absence of Undisclosed Liabilities.  Except as
                ----------------------------------
set forth in Schedule 4.7 or to the extent reflected or reserved against in the 1993 GAAP Financial Statements, the Company and its subsidiaries, as of the date of the balance sheet contained in the 1993 GAAP Financial Statements, had no liabilities of any nature, whether accrued, absolute or contingent, including, without limitation, liabilities for Taxes, which were required to be disclosed or provided for under generally accepted accounting principles or which would have a Material Adverse Effect. Except as set forth in Schedule 4.7, since the date of the balance sheet contained in the 1993 GAAP Financial Statements, neither the Company nor any of its subsidiaries has incurred or become subject to any material obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise other than obligations and liabilities incurred in the normal and ordinary course of business consistent with past practices. The Seller represents that the total amount paid or to be paid by the Company or its subsidiaries, directly or indirectly (whether as dividends to its parent or otherwise), since October 1, 1993 with respect to any debt incurred in connection with the acquisition of Statesman does not exceed $3.5 million and such debt has been paid in full.

          4.8.  Assets.
                ------

                (a)  Investments.  The Company and its subsidiaries have
                     -----------
good and marketable title to all of their investments, including all bonds, stocks and other securities in their investment portfolios, all as reflected in the 1993 Annual Statements delivered to the Purchaser prior to the date of this Agreement, free and clear of all Liens and Encumbrances (other than Permitted Liens), except such as are reflected in such 1993 Annual

Statements, and except for restrictions in respect of deposits with state regulatory authorities. Investments required to be reflected at market value pursuant to GAAP are shown in the GAAP Financial Statements and the GAAP Quarterly Statements on the basis of their respective market values.

               (b)  Owned Real Property.
                    --------------------
                    (i) Schedule 4.8(b)(i) hereto contains a true, correct and complete list of all Owned Real Property.

                    (ii) The Company or its subsidiary is the holder of good, indefeasible and marketable fee simple title to its Owned Real Property free and clear of all Liens or Encumbrances except for Permitted Liens.

                    (iii) There are no leases, subleases, tenancies, licenses or other occupancy rights affecting any portion of the Owned Real Property except as set forth in Schedule 4.8(b)(iii), true and correct copies of which have been delivered or made available to the Purchaser.

                    (iv) The use and occupancy of the Owned Real Property is in compliance with all applicable laws, regulations, statutes, ordinances, judgments, decrees or orders including without limitation, those governing zoning, subdivision, land development, erosion and drainage control, sewage collection and disposal, use, occupancy, building, fire, safety and environmental, except where the failure to be so in compliance would not reasonably be expected to have a material adverse impact on the use, occupancy or operation of such Owned Real Property. Except as set forth in Schedule 4.8(b)(iv), the Seller, the Company, NNCC and Statesman have received no notice from any governmental entity advising of a violation of any applicable building code, environmental, zoning, subdivision, land development or land use laws, regulations or ordinances or any other applicable local, state or Federal laws, regulations or ordinances affecting the Owned Real Property, which violation would reasonably be expected to have a material adverse impact on the use, occupancy or operation of such Owned Real Property.

          (v) The Seller, the Company, NNCC and Statesman have no knowledge of any environmental, zoning, land use regulation or other legal proceedings which have been instituted and which would reasonably be expected to have a material adverse impact on the present use, occupancy or operation of such Owned Real Property.

            (vi) The Seller, the Company, NNCC and Statesman have no knowledge of and have not received any notice of any pending or contemplated condemnation proceedings affecting the Owned Real Property, or any part thereof.

            (vii) The Seller, the Company, NNCC and Statesman have no knowledge of and have not received any notice of any existing or proposed assessments for public improvements imposed or to be imposed upon the Owned Real Property.

            (viii) The Seller has heretofore delivered or made available to the Purchaser true, correct and complete copies of all material permits, approvals, licenses and certificates which are required for the current development, use and occupancy of the Owned Real Property by the Company and its subsidiaries and are in the possession of the Company. The Seller has delivered or made available to the Purchaser true and complete copies of all surveys, deeds, title reports, mortgages, recorded documents with respect to Permitted Liens, maps, plans and blueprints of the Owned Real Property and the improvements thereon or relating to the proposed development of the Owned Real Property in the possession of the Company.

             (ix) Schedule 4.8(b)(ix) hereto contains a list of all material service, maintenance and construction contracts relating to the Owned Real Property, true and correct copies of which have been made available to the Purchaser by the Seller.

             (x) There are no outstanding agreements of sale with third parties to purchase any portion of the Owned Real Property and no person has an option to purchase any portion of the Owned Real Property.

             (xi) Except as set forth in Schedule 4.8(b)(xi), the Seller, the Company, NNCC and Statesman do not use, treat, store or dispose of, and have not permitted any other party to use, treat, store or dispose of, whether temporarily or permanently, any Hazardous Materials (as defined below) at, on or beneath the Owned Real Property in violation of any Federal, state or local law, regulation or ordinance. Except as set forth in Schedule 4.8(b)(xi), the Seller, the Company, NNCC and

Statesman have no knowledge of the presence, use, treatment, storage, release or disposal of any Hazardous Materials at, on or beneath the Owned Real Property which has created or might reasonably be expected to create any liability of owners or occupants of the Owned Real Property under any Federal, state or local law or regulation or which would require remediation or reporting to a governmental agency, in either case which would reasonably be expected to have a material adverse impact on the use, occupancy or operation of such Owned Real Property. For the purpose of this Agreement, "Hazardous Materials" shall include, but not be limited to, substances defined as "extremely hazardous substances", "hazardous substances", "hazardous materials", "hazardous waste" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 6901, et seq.; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Sections 11001-11050; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; in similar statutes promulgated by the states in which the Property is located; and in the regulations adopted and publications promulgated pursuant to such laws. Except as noted in the Underground Tank Closure Program Final Report issued by ATEC Associates, Inc. (ATEC Project No. 21-04295), Final Account of Asbestos Abatement issued by SEAR Corporation (SEAR Project No. 91-0316), Phase I Environmental Site Assessment issued by ATEC Associates, Inc. (ATEC Project No. 21-07235), Asbestos

Investigation Report issued by ATEC Environmental Consultants (ATEC Project No. 21-09151) and Asbestos Abatement Monitoring and Air Sampling Report issued by ATEC Environmental Consultants (ATEC Project No. 21-19160), to the knowledge of the Seller, the Company, NNCC and Statesman, no asbestos or PCBs are contained in or stored on the Owned Real Property and there are no storage tanks for petroleum or any other Hazardous Materials located in, on or under the Owned Real Property.

         (c)  Leased Real Property.
              --------------------

             (i) Schedule 1.20 hereto contains a true and correct list of all Leased Real Property. True, correct and complete copies of all material leases relating to such Leased Real Property (the "Leases") have been delivered or made available to the Purchaser.

             (ii) The Company and its subsidiaries are in compliance with the material terms and provisions of the Leases and neither the Seller nor the Company has received any notice of any default under any Lease.

             (iii) Except as set forth in Schedule 4.8(c)(iii), the Company and its subsidiaries have not entered into any subleases of the Leased Real Property or granted any licenses or occupancy rights with respect to the Leased Real Property.

             (iv) Schedule 4.8(c)(iv) hereto contains a true, correct and complete list of all security deposits in excess of $5,000 held by the lessors under the Leases.

             (v) The Company and its subsidiaries have not granted any Liens or Encumbrances (other than Permitted Liens) on the Leased Real Property, including without limitation, leasehold mortgages of the Leased Real Property.

             (vi) The use and occupancy of the Leased Real Property is in compliance, in all material respects, with all applicable laws, regulations, statutes, ordinances, judgments, decrees or orders including without limitation, those governing zoning, subdivision, land development, erosion and drainage control, sewage collection and disposal, use, occupancy, building, fire, safety and environmental matters. Except as set forth in
Schedule 4.8(c)(vi), the Seller, the Company and its subsidiaries have not received any notice from any governmental entity advising of a violation of any applicable building code, environmental, zoning, subdivision, land development or land use laws, regulations or ordinances or any other applicable local, state or Federal laws, regulations or ordinances affecting the Leased Real Property which violation would reasonably be expected to have a material adverse impact on the use, occupancy or operation of such Leased Real Property.

             (vii) The Seller, the Company and its subsidiaries have no knowledge or have not received any notice of any existing or proposed assessments for public improvements imposed or to be imposed upon the Leased Real Property.

             (viii) The Seller has heretofore delivered or made available to the Purchaser true, correct and complete copies of all material permits, approvals, licenses and certificates which are required for the present use and occupancy of the Leased Real Property to the extent that such are in the possession of the Seller, the Company or any of its subsidiaries.

             (ix) Schedule 4.8(c)(ix) hereto contains a list of all material service, maintenance and construction contracts relating to the Leased Real Property, true and correct copies of which have been delivered or made available to the Purchaser by the Seller to the extent that such are in the possession of the Seller, the Company or any of its subsidiaries.

             (x) Except as set forth in Schedule 4.8(c)(x), the Seller, the Company and its subsidiaries do not use, treat, store or dispose of, or have not permitted any other party to use, treat, store or dispose of, whether temporarily or permanently, any Hazardous Materials at, on or beneath the Leased Real Property in violation of any Federal, state or local law, regulation or ordinance. Except as set forth in Schedule 4.8(c)(x), the Seller, the Company and its subsidiaries have no knowledge of the presence, use, treatment, storage, release or disposal of any Hazardous Materials at, on or beneath the Leased Real Property which has created or might reasonably be expected to create any liability of owners or occupants of the Leased Real Property under any Federal, state or local law or regulation or which would require remediation or reporting to a governmental agency in either case which would reasonably be expected to have a material adverse impact on the use, occupancy or operation of such Leased Real Property. Except as set forth in Schedule 4.8(c)(x), to the knowledge of the Seller, the Company and its subsidiaries, no asbestos or PCBs are contained in or stored on the Leased Real Property and there are no storage tanks for petroleum or any other Hazardous Materials located in, on or under the Leased Real Property.

             (d)  Other Property.  Each of the Company and its
                  --------------
subsidiaries has good and valid title to all material personal property reflected as owned by such Person in the 1993 Consolidated Annual Statements and that acquired in the normal and ordinary course of business since December 31, 1993, except for property disposed of in the normal and ordinary course of business since December 31, 1993, free and clear of all Liens or Encumbrances except for (i) Liens or Encumbrances listed on
Schedule 4.8(d) or (ii) Permitted Liens. Schedule 4.8(d)(i) contains a schedule of all equipment, vehicles and other tangible personal property of the Company and its subsidiaries having an individual value of $10,000 or more. The Company and its subsidiaries do not have any leasehold or other such interest in any material tangible personal property which require annual payments in excess of $10,000 in any year except as reflected in
Schedule 4.8(d)(i).

             (e)  Intangible Property.  The Company owns or
                  -------------------
exclusively holds all rights to, free and clear of all liens, claims or restrictions, the Marks listed on Schedule 4.8(e). The Company's subsidiaries do not own or have rights to any Marks.

 The Company has not received any notice with respect to any alleged infringement or unlawful use of any trademark, service mark, trade name, copyright or other intangible property right owned or alleged to be owned by others.

             4.9.  Events Since December 31, 1993.  Except as
                   ------------------------------
required or permitted by this Agreement or disclosed in the 1993
Consolidated Annual Statement or in Schedule 4.9, since December 31, 1993 there has not been:

             (a) any change in the business and accounting policies or practices of the Company or its subsidiaries, including, without limitation, underwriting, the calculation and establishment of reserves and other valuation methods, investment or claims adjustment policies and practices or change in any activity which (i) has had the effect of accelerating the recording and billing of premiums or accounts receivable or retarding the payment of expenses in connection with any accounts or business of the Company and its subsidiaries or (ii) has had the effect of altering, modifying or changing the historic financial or accounting practices or policies of the Company and its subsidiaries;

              (b) any damage, destruction or loss (whether or not covered by insurance) which has had a Material Adverse Effect;

              (c) any direct or indirect redemption or other acquisition by the Company or any of its subsidiaries of any shares of capital stock of the Company or its subsidiaries of any class, or any declaration, setting aside or payment of any dividend or other distribution in respect of any class of capital stock of the Company or its subsidiaries.

              (d) any bonus, stay-put, employment, termination, consultation, incentive or deferred compensation agreement between the Company or its subsidiaries and any of its Affiliates, directors, officers or other employees or consultants of the Company or its subsidiaries;

              (e) any indebtedness incurred by the Company or any of its subsidiaries for borrowed money or any commitment to borrow money entered into or any guarantee given by the Company or any of its subsidiaries;

              (f) any amendments to the articles of incorporation, bylaws or other charter or organizational document of the Company or any of its subsidiaries, including any merger with or into, or consolidation with any Person;

              (g) any change in the business, operations or financial condition of the Company or its subsidiaries which has had a Material Adverse Effect;

              (h) any sale, lease, abandonment or other disposition by the Company or any subsidiary of any material interest in property, other than in the ordinary course of business;

              (i) any general increase in salaries payable to employees, any change in the employment terms or conditions or terminations of executive or management employees, or any increase in the compensation payable or to become payable by the

Company or any of its subsidiaries to any officer, or other managing employee (other than under the terms of existing employment agreements);

              (j) the creation of any Liens or Encumbrances (other than Permitted Liens) in all or any material portion of the assets, properties or rights of the Company or its subsidiaries;

              (k) any single capital expenditure in excess of $25,000 made by the Company and its subsidiaries;

              (l) any amendment, modification, alteration or termination of any contract, agreement or license to which the Company or a subsidiary is a party, which would result in or have a Material Adverse Effect; or

              (m) any waiver of any rights of material value or any cancellation of any material claims, debts or accounts receivable, other than in the ordinary course of business, owing to the Company and its subsidiaries.

              4.10.  Insurance Claims and Assessments.  Except
                     --------------------------------
as set forth in Schedule 4.10 (which amounts have been accrued as a liability of the Company), no claim or assessment has been received by the Company or any Insurance Subsidiary from (i) any state insurance guaranty association in connection with that association's insolvency or other similar fund or (ii) any coastal reinsurance pool, fair plan, assigned risk plan or other residual market mechanisms, which claim or assessment is outstanding and remains unrecorded.

              4.11.  Judgments, Decrees and Orders in Restraint
                     ------------------------------------------
of Business.  Except as set forth in Schedule 4.11, the Company
- -----------
and its subsidiaries are not a party to or subject to any judgment or decree or order entered in any suit, arbitration or proceeding brought by a governmental agency or, to the knowledge of the Seller or the Company, by any other Person enjoining or restricting the Company or its subsidiaries in respect of any (a) business practice, (b) the acquisition of any property or
(c) the conduct of business in any area, including any regulatory restrictions on writing insurance.

              4.12.  Litigation and Proceedings.  Except as set
                     --------------------------
forth in Schedule 4.12, there are no actions, suits, arbitrations, investigations or legal, administrative or other proceedings pending or, to the knowledge of the Seller or the Company, threatened against the Company or any of its subsidiaries, at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, other than claims for benefits and other amounts payable under, and within the limits of, policies of insurance issued by the Company and its subsidiaries and other than interest, court costs and attorney fees in connection therewith. There is no material default on the part of the Company or any of its subsidiaries with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitration, governmental department, commission, bureau, board, agency or instrumentality.

              4.13.  Permits, Licenses and Franchises.  Except as
                     --------------------------------
 set forth in Schedule 4.13, the Company and each of its subsidiaries has all permits, licenses, franchises and other authorizations necessary to, and has complied in all material respects with all laws applicable to, the conduct of its business and operations in the manner and in the areas in which such business and operations are presently being conducted, and all such permits, licenses, franchises and authorizations are in full force and effect and, to the knowledge of the Seller or the Company, valid. Each Insurance Subsidiary has been duly authorized by the relevant state insurance regulatory authorities to write the insurance that it is currently writing in the respective states in which it does business. The Company and its subsidiaries have not engaged in any activity which would cause revocation or suspension of any such permit, license, franchise or authorization, and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or, to the knowledge of the Seller or the Company, threatened.

              4.14.  Relationships With Affiliates, Officers and
                     --------------------------------------------
Directors.  Except as disclosed in Schedule 4.14 or as expressly
- ---------
provided for or permitted by this Agreement, Armco and the Seller have not, and no Affiliate (other than the Company and its subsidiaries), officer or director of Armco, the Seller or the Company has, entered into any contract or agreement with the Company or any of its subsidiaries in excess of $10,000, which will be binding on the Company or any of its subsidiaries follow-ing the Closing, except for contracts or agreements that are cancelable at will by the Company or its subsidiary without penalty.

              4.15.  Labor Disputes; Compliance.  No general
                     --------------------------
work stoppage or other similar labor dispute in respect of the Company or any of its subsidiaries is pending or, to the knowledge of the Seller or the Company, threatened and no application for certification of a collective bargaining agent is pending or, to the knowledge of the Seller or the Company, threatened. No employees are covered by a collective bargaining agreement with the Company or its subsidiaries. The Company and its subsidiaries have complied in all material respects with all laws applicable to it relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and all applicable occupational safety and health acts, laws and regulations. Other than as reflected in the Financial Statements or as set forth in Schedule 4.15, the Company and its subsidiaries are not liable for any arrears in wages or any taxes or penalties for failure to comply with any of the foregoing.

              4.16.  Other Sale Arrangement.  Armco, the Seller
                     ----------------------
and the Company are not obligated or liable, contingently or otherwise, for or in respect of negotiations, letters of intent or commitments for the sale of all, substantially all or a material portion of the assets of the Company and its subsidiaries or the sale of the Shares of the Company to any Person other than the Purchaser.

              4.17.  Employee Benefit Plans.
                     ----------------------
              (a) (1) Other than the plans and programs listed and described in Schedule 4.17(a) (hereinafter referred to as the "Company Employee Benefit Plans"), (A) the Company and its subsidiaries do not sponsor or maintain and are not under any present or future obligation to contribute to any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Employee Benefit Plan"), (B) no employee or former employee of the Company or its subsidiaries currently participates in any Employee Benefit Plan sponsored or maintained by or to which contributions are, or in the future are to be, made by the Company or its subsidiaries, the Seller or any Affiliate of the Seller, and (C) there are no other deferred compensation, bonus, stock option, stock purchase and other employee benefit or fringe benefit plans or arrangements of any kind or nature sponsored, maintained or contributed to by the Company or any of its subsidiaries or which the Company or any subsidiary is under a present or future obligation to sponsor, maintain or contribute to or in which any employee of the Company or any subsidiary is a participant.

              (2) Neither the Company nor any of its subsidiaries is or has been a sponsor of, a contributor to, or under an obligation to contribute to any multiemployer plan within the meaning of Section 3(37) of ERISA. Except as set forth in
Schedule 4.17(a)(2), no event or events have occurred that have resulted in or will result in partial or complete withdrawal by the Seller or any of its Affiliates from a multiemployer plan.

              (b) (1) To the extent applicable to a Company Employee Benefit Plan, or other benefit plan maintained by or to which contributions have been made by the Seller or its Affiliates ("Affiliate Plan"), there does not exist any accumulated funding deficiency or underpayment of a required installment within the meaning of Section 412 of the Code or Section 302 of ERISA; nor has there been issued a waiver or variance of the minimum funding standards imposed by the Code with respect to any such plan; nor has any lien been created under Section 302(f) of ERISA or security been required under Section 307 of ERISA; nor are there any excise taxes due or hereafter to become due under Section 4971 of the Code with respect to the funding of any such plan for any plan year or other fiscal period ending on or before the Closing Date.

              (2) All obligations to contribute or pay any expenses with respect to any Company Employee Benefit Plan for any plan year or other fiscal period ending on or before the Closing Date have been paid or accrued.

              (3) Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) or 403(a) of the Code has received a favorable determination letter from the

Internal Revenue Service to that effect after 1985 and will remain so qualified from and after the date of such determination letter if amended on or before December 31, 1994 to include all required provisions.

              (4) Each Company Employee Benefit Plan and related trust agreement or annuity contract (or any other funding instrument) complies currently, and has complied in the past on a timely basis, in all material respects, with all applicable Federal, state, local and/or other governmental laws and ordinances, orders, rules and regulations including the requirements of ERISA and the Code, and has been administered in accordance with its terms. Neither the Company nor any Affiliate has received any written claim or notice that any such plan is not in compliance.

              (5) The Company and each other employer which is a sponsor of or makes contributions to a Company Employee Benefit Plan (or has been a sponsor of or has made contributions to such plan) is in compliance in all material respects with the requirements of all applicable Federal, state, local and/or other governmental laws and ordinances, orders, rules and regulations applicable to such plan including the Code and ERISA.

              (6) Except as set forth in Schedule 4.17(b)(6), with respect to each Company Employee Benefit Plan and Affiliate Plan subject to Title IV of ERISA, (A) there has not occurred any "reportable event" within the meaning of Section

4043(b) of ERISA, or the regulations thereunder, with respect to which the 30-day notice requirement has not been waived under applicable regulations, and (B) the PBGC has not instituted or threatened a proceeding to terminate same. All PBGC premiums due on or before the Closing from the Company or any of its subsidiaries have been paid in full, including late fees, interest and penalties, if and to the extent applicable.

              (7) There have been no amendments to any defined benefit pension plan (as defined in Section 414(j) of the Code) listed in Schedule 4.17(b)(7) hereto which would increase the total present value of vested and nonvested benefits thereunder since the valuation date set forth in the most recent Schedule B relating thereto that has been filed with the Internal Revenue Service, a copy of which has been furnished to the Purchaser (the "Schedule B"). There has been no material adverse change in the assets, liabilities or financial position of any such plan since the valuation date set forth in the Schedule B.

              (8) Neither the Company nor any of its subsidiaries has any liability under Section 4062, 4063 or 4064 of ERISA.

              (9) Except as set forth in the Medical Plan Summary Plan Description dated 6-89, with Summaries of Material Modifications dated 11-89, 1-91, 6-92, 3-93 and 4-93, the Dental Plan Summary Plan Description dated 6-89, with Summaries of Material Modifications dated 11-89, 12-90, 3-93 and 4-93, and the Northwestern National Insurance Group Executive Life Insurance

Plan, a true and complete copy of each of which has been delivered to the Purchaser, the Company and its subsidiaries have no obligation and have made no promise or undertaking, written or oral, to pay any part of the cost of the medical, dental, death or other benefits for their employees after they retire.

              4.18.  Questionable Payments.  To the knowledge of
                     ---------------------
the Seller or the Company, neither the Company nor any of its subsidiaries, directors, officers, agents, employees or other persons acting on behalf of the Company or any subsidiary has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful funds.

              4.19.  Consents.  Except as set forth in Schedule
                     --------
4.19, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body will be required for or in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transaction contemplated hereby, other than (i) filings under the insurance holding company statutes, regulations and practices in states and jurisdictions in which the Insurance Subsidiaries are admitted to write insurance; (ii) notifications and filings under the HSR Act, and (iii) filings made with governmental agencies such as the Securities and Exchange Commission as part of the ongoing public disclosure obligations of Armco or the Seller. Except as set forth in
Schedule 4.19(a), no consent of any other party to a mortgage, note, lease, franchise, agreement, license or permit of the Company or any of its subsidiaries will be required for or in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby other than the release of the Existing Pledge.

              4.20.  Contracts and Binding Commitments.
                     --------------------------------
              (a) Schedule 4.20 contains a list of all of the following contracts, arrangements or agreements (true and complete copies or, if none exist, written descriptions or identification of which have been made available to the Purchaser) to which the Company or any subsidiary is a party or by which any of the assets or properties of the Company or any subsidiary are bound and which are material to the operations of the Company and its subsidiaries (such listed contracts herein referred to as the "Contracts"), as such Contracts may have been amended, modified or supplemented to the date hereof:

                     (i) all employment, bonus, incentive or deferred compensation, termination, stayput, agency, brokerage, consultation or representation Contracts or similarly binding arrangements of any type (including without limitation loans or advances) (where the potential liability of the Company or its subsidiaries exceeds $10,000) with any current or former em-ployee, managing general agent, agent (other than insurance agents), consultant, representative, officer or director of the Company or its subsidiaries, and to the extent not set forth in the Contract, the name, position and rate of compensation of each such Person and the expiration date of each such Contract, as well as all leave, layoff or severance practices and policies of the Company and its subsidiaries;

                    (ii) all Contracts or similarly binding arrangements with any Person containing any provision or covenant limiting the ability of the Company or any of its subsidiaries to engage in any line of business or compete with any Person or limiting the ability of any Person to compete with the Company and its subsidiaries following the Closing;

                    (iii) all partnership, joint venture or profit sharing Contracts with any Person excluding contingent commission or other similar arrangements with agents and brokers in the ordinary course of business;

                    (iv) all Contracts representing obligations for borrowed money or the direct or indirect guarantee or securing of any obligation for, or Contract to service the repayment of, borrowed money or any other liability in respect of indebtedness for borrowed money of any other Person, including without limitation, any Contract relating to (A) the maintenance of compensating balances that are not terminable by the Company without penalty upon not more than 30 days' notice, (B) any lines of credit,
(C) the payment for property, products or services which are not conveyed, delivered or rendered, (D) any obligation to keep-well, make-whole or maintain working capital or earnings levels or perform similar requirements or (E) the guarantee of any lease or other similar periodic payments to be made by any other Person other than any such Contract for an amount less than $50,000;

                    (v) all Contracts relating to the future acquisition or disposition of any investment in any Person or of any interest in any business enterprise (other than the disposition or acquisition of portfolio securities in the ordinary course of business) and all Contracts requiring the Company or any subsidiary to purchase any security having a value individually, or in the aggregate of $10,000;

                    (vi) all reinsurance pools pursuant to which the Company or any subsidiary has assumed reinsurance risks, and all assigned risk plans, fair plans, workers compensation pools or other residual insurance market mechanism in which the Company or any subsidiary is participating;
                    (vii)  each standard form of insurance agent agreement;

                    (viii) all Contracts relating to computer software licensing or data processing services representing nonterminable future liabilities in excess of $10,000;

                    (ix) all Contracts between the Company or any of its subsidiaries and Armco, the Seller or their Affiliates;

                    (x) all Contracts relating to licenses of trademarks, trade names, service marks or other similar property rights.

                    (xi) all other contracts material to the operations of the business of the Company and its subsidiaries; and

                    (xii) any power of attorney which is presently effective and outstanding other than the powers of attorney which exist as a matter of law or which have been granted pursuant to requirements of applicable state insurance regulatory authorities.

             (b) The Company and its subsidiaries are not in material breach of, or default under any of the Contracts and, to the knowledge of the Seller and the Company, no other party to any Contract is claiming that the Company or its subsidiaries are in material breach or default. The sale of the Shares pursuant to this Agreement will not result in the termination of any of the Contracts under the express terms thereof, will not require further consents of any party thereto (other than those that will have been obtained on or before the Closing Date) and will not bring into operation any other provision thereof nor result in a breach or default thereunder.

          4.21.  Threats of Cancellation.  Except as disclosed
                 ------------------------
in Schedule 4.21, since January 1, 1993 through the date hereof, no policyholder, or Persons writing or selling insurance business, which in either case individually or in the aggregate accounted for five percent or more of the premium income of the Company and its Insurance Subsidiaries for the year ended December 31, 1993 has terminated or, to the knowledge the Seller or the Company, threatened to terminate its relationship with the Company or its Insurance Subsidiaries.

                4.22.  Reinsurance.  Schedule 4.22 lists the
                       -----------
reinsurance treaties, agreements or arrangements to which the Company or any Insurance Subsidiary is a party. There exists no financial reinsurance which has the effect of increasing the consolidated (combined) statutory capital and surplus of the Company and its subsidiaries. Receivables due to or payable by the Company or its Insurance Subsidiaries pursuant to such reinsurance treaties, agreements and arrangements have been properly recorded in the books and records of the Company and its Insurance Subsidiaries and reflected in 1993 Annual Statements of the appropriate Insurance Subsidiaries and the GAAP Financial Statements of the Company. No notice of intended cancellation has been received by the Company or its Insurance Subsidiaries from any reinsurer and no reinsurer has a right to retroactively experience rate or otherwise retroactively require additional premiums except as disclosed in Schedule 4.22(a).

               4.23.  Operations Insurance.
                      --------------------
                    (a) Schedule 4.23 contains a true and complete list, as of the date hereof, of all material liability, property, workers compensation, directors and officers liability, and other similar insurance contracts that insure the business, operations or affairs of the Company and its subsidiaries and that (i) have been issued to the Company or its subsidiaries (including without limitation the names and addresses of the insurers, the expiration dates thereof and the annual premiums and payment terms thereof) or (ii) are held by Armco, the Seller or by any Affiliate of Armco or the Seller for the benefit of the Company or its subsidiaries and that will not continue to be applicable to the Company or its subsidiaries following the Closing. All such insurance referred to in (i) above is in full force and effect as of the Closing Date.

                    (b) The Company and its subsidiaries have not failed to give any material notice or present any material claim under any insurance policy or surety bond in due and timely fashion. The Seller has delivered or made available to the Purchaser the Company's most recently available information on: (i) accidents, casualties or damages occurring on or to the properties or assets of the Company and its subsidiaries; and (ii) claims by the Company and its subsidiaries for damages, reimbursement of losses, contribution or indemnification under any insurance policy and settlements or negotiations or settlements relating thereto. The Seller has provided or made available to the Purchaser all workers' compensation ratings and unemployment insurance ratings and contributions of the Company and its subsidiaries with respect to the employees.

             4.24.  Taxes.
                    -----
                    (a) Except as set forth in Schedule 4.24, all Tax Returns, other than those which are not material to the Company and its subsidiaries, required to be filed in respect of the Company and its subsidiaries either individually or on a consolidated basis that are due (after giving effect to any extensions) on or prior to the Closing Date have been (or will have been by the Closing Date) filed in accordance with all applicable laws. All such Tax Returns set forth with reasonable accuracy all material items required to be set forth therein. The Company and its subsidiaries have (or will have by the Closing Date) paid, accrued or otherwise adequately reserved liabilities for the payment of all Taxes, whether or not yet due and payable and whether or not disputed, in respect of the periods covered by Tax Returns which are due on or before the Closing Date, and have (or will have by the Closing Date) accrued or otherwise adequately reserved liabilities for the payment of all Taxes with respect to periods up to and including the Closing Date, for which Tax Returns have not yet been filed. As of the Closing Date, the Company and its subsidiaries will not have any material liability for any Taxes in excess of the amounts paid or accrued or the reserves established including any material Tax liability resulting from the Company and its subsidiaries being a member of or leaving the Consolidated Group.

                 (b) The Company and its subsidiaries and the Consolidated Group have made all withholdings of Taxes required to be made under all applicable Federal, state, local and foreign tax laws and regulations, and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose or accrued and entered upon the books of the Company and its subsidiaries.

                (c) There have been delivered to the Purchaser true and complete copies of all those portions of income and franchise Tax Returns for taxable years 1990, 1991 and 1992 (including the relevant portions of all consolidated, combined and unitary tax returns and reports) with respect to the Company and its subsidiaries. The 1993 Tax Returns (or relevant portions thereof) will be delivered to the Purchaser after they are filed.

                 (d) No deficiencies, adjustments or changes in assessments for any Taxes in respect of the Company or its subsidiaries have been assessed or, to the knowledge of Armco or the Seller, proposed or asserted against the Company, its subsidiaries or the Consolidated Group. The statute of limitations for assessment of Federal income tax against the Consolidated Group has expired for all taxable years ending on or before December 31, 1988. Schedule 4.24(d) sets forth for each taxable year ending after December 31, 1988 the current status of any examination being conducted by the Internal Revenue Service or any other taxing authority relating to the Company or the Consolidated Group. There are no deficiencies in Federal income Tax outstanding against any member of the Consolidated Group. Except as described on Schedule 4.24(d), there is no action, suit, proceed-ing, audit, investigation or claim pending, or to the knowledge of the Seller, threatened in respect of any Taxes for which the Company and its subsidiaries may become liable in its own right or as a member of the Consolidated Group, or as a transferee of the assets of, or successor to, any entity.

              (e) Except as set forth in Schedule 4.24(e), neither the Seller, the Company, nor any other member of the Consolidated Group has executed or filed with the Internal Revenue Service or any other taxing authority any agreement or other document extending the period of assessment or collection of any Taxes for which the Company and its subsidiaries may be liable either directly or as a member of the Consolidated Group.

             (f) Except as set forth in Schedule 4.24(f), the Insurance Subsidiaries qualify as insurance companies under the Code and neither Armco, the Seller, the Company nor any Insurance Subsidiary has received any notice or other communication relating to or affecting such qualification of the Insurance Subsidiaries as insurance companies.

             (g) Except as set forth in Schedule 4.24(g) which attaches copies thereof, the Company and its subsidiaries are not a party to, is bound by, or has any obligation under any tax sharing or similar agreement.

             (h) The Company and its subsidiaries are members of an affiliated group that is eligible to file a consolidated return with the Seller and Armco for Federal income tax purposes. No other entity is or has since the date set forth in Schedule

4.24(h) been eligible to file a consolidated return with the Company and its subsidiaries, and neither the Company nor its subsidiaries had filed or consented to the filing of any Federal or state consolidated return with any entity not a member of the existing Consolidated Group.

               (i) The aggregate amount of consolidated net operating losses within the meaning of Section 172 of the Code and Treas. Reg. Section 1.1502-21(f), of the Consolidated Group apportioned to the Company and its subsidiaries for all tax years ending on or prior to December 31, 1992, pursuant to Treas. Reg. Section 1.1502-79(a) is set forth in Schedule 4.24(i). Armco and the Seller, not later than September 30, 1994, shall update Schedule 4.24(i) to show the amount of consolidated net operating losses of the Consolidated Group apportioned to the Company and its subsidiaries for the taxable year ended December 31, 1993, pursuant to Treas. Reg. Section 1.1502-79(a). The apportioned net operating losses shown on Schedule 4.24(i) for all taxable years ending on or before December 31, 1993 shall be referred to herein as the "Represented Operating Losses".

               (j) Neither the Company nor any subsidiary is a partner in any partnership.

               (k) Except as set forth in Schedule 4.24(k), no adjustment to taxable income by reason of a change of accounting method is required in respect of any taxable year of the Company and its subsidiaries as to which the applicable statute of limitations has not yet expired.

                (l) None of Armco, the Seller, the Company or its subsidiaries has filed a consent pursuant to Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Seller, the Company or its subsidiaries.

              4.25.  Accounts; Directors and Officers.  Schedule
                     --------------------------------
4.25 sets forth a list of all accounts holding assets of the Company and its subsidiaries together with the names and address of the applicable financial institution or other depository, the account number and the names of all persons authorized to draw thereon or who have access thereto and all safe deposit boxes of the Company and its subsidiaries. Attached as Schedule 4.25(a) is a true and complete list, as of the date of this Agreement, showing the names of all of the officers and directors of the Company and its subsidiaries.

                4.26.  Compliance with Applicable Law.  Except as
                       ------------------------------
set forth in Schedule 4.26, the Company and its subsidiaries are presently complying in all material respects, in respect of its business, with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees, orders, writs and injunctions of all governmental authorities (Federal, state, local, foreign or otherwise) and the Seller, the Company and its subsidiaries have not received notification from any governmental authority of any asserted present or past failure to so comply which has not been resolved or otherwise settled.

              4.27.  Conflict of Interest.  To the knowledge of
                     --------------------
the Seller and the Company, no person who is a director or officer of the Company or its subsidiaries nor any person who is a member of the immediate family of such director or officer, (i) has any direct or indirect material interest in any entity that does business with the Company or its subsidiaries, or (ii) has any contractual relationship with the Company or its subsidiaries other than as an employee (other than in the ordinary course).

          4.28.  Broker's, Finder's or Similar Fees.  Except for
                 ----------------------------------
the fee payable by Armco and the Seller to The Chase Manhattan Bank, N.A., there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Armco or the Seller, or any action taken by Armco or the Seller. The Purchaser, the Company and its subsidiaries shall have no obligation or responsibility for the payment of said fee.


                                 ARTICLE V.
             REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

               5.  Representations and Warranties of the
                   -------------------------------------
Purchaser.  The Purchaser represents and warrants to Armco and
- ---------
the Seller as follows:

               5.1.  Due Incorporation and Authority.  The
                     -------------------------------
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and has all requisite power and authority to own, lease and operate its assets and business and to carry on its business as now being and as heretofore conducted. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement required to be executed and delivered by the Purchaser pursuant hereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each other agreement required to be executed and delivered by the Purchaser pursuant hereto, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and each of the other agreements contemplated by this Agreement, or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming this Agreement is a valid and binding obligation of the Seller and Armco) constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except that (i) such enforceability may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               5.2.  Consents.  No consent, authorization, order
                     --------
or approval of, or filing or registration with, any governmental commission, board or other regulatory body will be required for or in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated herein, except for (i) filings under the insurance holding company statutes, regulations and practices in states and jurisdictions in which the Insurance Subsidiaries are admitted to write insurance; and (ii) notifications and filings under the HSR Act.

               5.3.  No Breach.  Except as set forth in
                     ---------
Schedule 5.3 the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of the Purchaser; (b) (i) require any consent, approval or notice under, (ii) violate, conflict with or result in the breach of any of the terms of, (iii) result in a material modification of the effect of, (iv) constitute a default under or
(v) give rise to any right of termination, cancellation or acceleration under, any contract or other agreement to which the Purchaser is a party or by or to which it or any of its assets may be bound or subject, the impact of which, individually or in the aggregate, would be materially adverse to the business, operations or financial condition of the Purchaser;
(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory agency binding upon the Purchaser or upon the securities, assets or business of the Purchaser, the violation of which would have a material adverse effect on the business, operations or financial condition of the Purchaser; or (d) to the knowledge of the Purchaser, violate any statute, law, rule or regulation of any jurisdiction or governmental or regulatory agency as relates to the Purchaser or to the securities, assets or business of the Purchaser, which violation would have a material adverse effect on the business, operations or financial condition of the Purchaser.

               5.4. Actions and Proceedings. To the knowledge of the Purchaser, except as set forth in Schedule 5.4 and other than outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory agency or arbitration tribunal relating to insurance claims made in connection with policies of insurance underwritten or assumed (as in the case of reinsurance) by the Purchaser in the ordinary course of business, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory agency or arbitration tribunal against or involving the Purchaser or against or involving any of its present directors, officers or employees in their capacities as such that individually or in the aggregate, are likely to prevent the Purchaser from consummating the transactions contemplated hereby in accordance with the terms hereof, or could affect the validity or enforceability of this Agreement. To the knowledge of the Purchaser, except as disclosed on
Schedule 5.4(a), there are no actions, suits or claims or legal, administrative, regulatory or arbitration proceedings or investigations pending or threatened against or involving the Purchaser or any of its present directors or officers, in their capacities as such, or its assets that, individually or in the aggregate, are likely to prevent the Purchaser from consummating the transactions contemplated hereby in accordance with the terms hereof, or could affect the validity or enforceability of this Agreement.

               5.5.  Broker's, Finder's or Similar Fees.  There
                     ----------------------------------
are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser, or any action taken by the Purchaser.

               5.6.  Purchase for Investment.
                     -----------------------

               (a) Armco and the Seller have provided the Purchaser and its financial advisors, legal counsel and independent auditors and actuaries with access to the books, records, facilities and personnel of the Company and its subsidiaries in order for the Purchaser to investigate the business, affairs and properties of the Company and its subsidiaries to make an informed investment decision to enter into this Agreement and to purchase the Shares. Such access and investigation shall not derogate from or in any way affect the rights of Purchaser with respect to a breach of the representations, warranties and covenants made by Armco or the Seller to the Purchaser in this Agreement.

               (b) None of Armco, the Seller or any agent or other party acting on behalf of either thereof has made any representation or warranty to the Purchaser with respect to the prospects of the Company or any of its subsidiaries or their respective businesses or the markets in which any of them operates.

               (c) The Purchaser represents that it is acquiring the Shares for its own account for investment and not with a view to the resale or distribution and will not sell or transfer such Shares in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                  ARTICLE VI.
                         CONDUCT PENDING CLOSING DATE


               6.1.  Operations in the Ordinary Course.  Subsequent to
                     ---------------------------------
the date of this Agreement and prior to the Closing Date and except as herein provided, the Seller agrees that it shall cause the Company and its subsidiaries to carry on its business diligently and only in the ordinary course and in a normal manner consistent with past practice. The Seller shall maintain the corporate existence and powers of the Company and its subsidiaries and shall use its reasonable best efforts, and shall cause the Company and its subsidiaries to use their reasonable best efforts, to (i) preserve intact the business organization of the Company and its subsidiaries; (ii) preserve the material relationships of the Company and its subsidiaries with their agents, customers and others having business relations with them (except insofar as such relationships are terminated in the ordinary course of business); and (iii) maintain all of the material properties of the Company and its subsidiaries in customary repair, order and condition. Prior to and including the Closing Date and except as otherwise provided in this Agreement, the Seller shall cause the Company and its subsidiaries to maintain insurance coverages and their books, accounts and records in the usual manner on a basis consistent with prior years and to comply in all material respects with all laws, ordinances and regulations of governmental authorities applicable to the Company and its subsidiaries.

               6.2.  Restrictions.  Except as permitted or
                     -----------
required by this Agreement, prior to the Closing Date and without the prior written consent of the Purchaser, the Seller agrees that it shall not cause (nor will it permit) the Company or any of its subsidiaries to:

                 (a) change its business and accounting policies or practices, including without limitation, underwriting, the calculation and establishment of reserves and other valuation methods, and investment or claims adjustment policies and practices;

                (b) incur any indebtedness for borrowed money or any other liability or obligation (absolute or contingent) other than in the ordinary and usual course of business or grant any Liens or Encumbrances (other than Permitted Liens) in any asset of the Company or its subsidiaries;

                 (c) grant or promise to grant to any of its officers, directors, managerial personnel or other employees or agents, any new or increased salary, commission, fee or other benefit or enter into any bonus, stayput, employment, termination, consultation, incentive or deferred compensation agreement with any of its employees, directors, officers, consultants or other Affiliates;

               (d)  hire any new employees;

               (e) appoint any new agents except in the ordinary course of business;

               (f) authorize aggregate capital expenditures in excess of $250,000;

               (g) authorize, issue or sell any security of the Company or any of its subsidiaries, grant any option, warrant or any other right to purchase or convert any obligation into any security of the Company or any of its subsidiaries except in accordance with this Agreement;

               (h) directly or indirectly redeem or acquire any shares of capital stock of the Company or any of its subsidiaries or declare or pay any dividend on, or make any other distribution in respect of any class of capital stock of the Company or its subsidiaries;

               (i) amend the articles of incorporation or bylaws of the Company or its subsidiaries or enter into any contract to merge or consolidate with any other Person, acquire all or substantially all of the assets of any other Person, or sell or otherwise dispose of, or contract to sell or otherwise dispose of, any material part of its assets;

               (j)  enter into any new leases for real property;

               (k) enter into any contract which would be required to be listed pursuant to Section 4.20 of this Agreement if such contract was in effect on the date this Agreement was signed or enter into any other material contract;

               (l) forfeit, abandon, modify, waive, terminate or otherwise change rights, duties or obligations under any material Contracts other than in the ordinary course of business;

               (m) enter into any transaction with Armco, the Seller or its Affiliates; or

                (n) make any investments in noninvestment grade securities, equity securities or nonmarketable securities.

               6.3.  Related Matters.  The Seller shall report the fact of
                       ---------------
the resignation of any managerial or executive employee, or material agent or consultant of the Company or its subsidiaries to the Purchaser, within three Business Days of the Company or its subsidiaries receiving notice of any such resignation.

               6.4.  Sale of Portfolio Securities.  During the period
                        ---------------------------
commencing with the date of this Agreement and ending on the Closing Date, the Seller shall not cause or permit the Company or any of its subsidiaries to sell securities from its portfolio except as may be required to generate cash to satisfy obligations as they become due. The Seller agrees that it and the Company will consult with the Purchaser concerning the investments in securities by the Company and its subsidiaries pending the Closing. The Seller agrees to cause the Company and its subsidiaries to sell securities in their respective portfolios and reinvest the proceeds of such sales as the Purchaser shall from time to time direct during the period of approximately 30 days prior to the Closing Date. Such investments shall be limited to investment grade securities. Gains or losses resulting from, and any expenses of, the transactions consummated at the direction of the Purchaser shall not be included in the calculation of the Closing Statutory Surplus. Any sales and reinvestments pursuant to this Section shall comply with applicable insurance company laws and regulations and shall be in accordance with good industry practice.

               6.5.  Regulatory Filings.  Each party shall duly make all
                       ------------------
regulatory filings required to be made with respect to this Agreement and the transactions contemplated hereby, including filings under the HSR Act, and shall use its reasonable best efforts to obtain or assist to obtain all approvals of regulatory authorities and any other approvals required to carry out the transactions contemplated hereby. The Purchaser shall make its Form A or other required filings with the insurance regulatory authorities by September 30, 1994. The Seller shall promptly deliver to the Purchaser copies of all insurance regulatory reports, available to the Seller or its subsidiaries, that may be filed with respect to the Company or any of the Insurance Subsidiaries with insurance regulatory authorities.

               6.6.  Interim Financial Statements and Reports.
                       ---------------------------------------
                  (a) Through the Closing Date, the Seller shall provide to the Purchaser as promptly as practicable, but in no event later than 45 days after the end of each quarter, (i) copies of the most recent Quarterly Statements filed by each of the Insurance Subsidiaries which shall present fairly, in all material respects, the statutory financial condition as of the date presented and statutory results of operations for the quarter then ended of such Insurance Subsidiaries in conformity with Statutory Accounting Principles applied on a consistent basis, subject to normal year-end adjustments and (ii) copies of the most recent GAAP Quarterly Statements prepared by the Company which shall present fairly, in all the material respects, the consolidated financial position as of the date presented and consolidated results of operations and cash flows of the Company and its subsidiaries for the quarter then ended in accordance with generally accepted accounting principles applied on a consistent basis, subject to normal year-end adjustments.

                 (b) The Seller shall provide to the Purchaser, as promptly as practicable after receipt by the Seller or the Company, through the Closing Date (i) the management reports prepared by the independent auditors of the Company and its subsidiaries, (ii) the monthly management and financial reports prepared by the Company and its subsidiaries for internal use and (iii) all examination reports by any insurance departments.

               6.7.  Access to Properties, Books and Records.  Prior to
                       ----------------------------------------
the Closing Date, upon reasonable notice, the Seller shall, and shall cause the Company and its subsidiaries to, give the Purchaser and its agents, at Purchaser's expense, access at all reasonable times to the properties, books and records, employees, agents, accountants and actuaries of the Company and its subsidiaries and furnish to the Purchaser and its agents such documents, financial and operating data and other information (including, without limitation, information concerning loss reserves) with respect to the businesses and properties of the Company and its subsidiaries as the Purchaser or its agents shall from time to time reasonably request. As part of its investigation, the Purchaser, at its expense, may conduct environmental audits, for the use of the Purchaser, of the Owned Real Property and certain Leased Real Property. Armco, the Seller, the Company and their employees shall cooperate and assist the Purchaser in the conduct of such environmental audits. Such inspection shall not derogate from or in any way affect the rights of the Purchaser with respect to a breach of the representations, warranties and covenants made by Armco and the Seller to the Purchaser in this Agreement. The Purchaser shall also have the right to place up to two representatives at the Company's facilities on a full-time basis prior to the Closing, at the Purchaser's expense, to observe and facilitate the transition following the signing of this Agreement.

               6.8.  Replacement Insurance.  Armco and the Seller will
                       ---------------------
cooperate with the Purchaser in obtaining, at the Purchaser's expense, replacement insurance policies, effective as of the Closing Date, affording coverage to the Company and its subsidiaries comparable to that afforded by the policies listed in Schedule 6.8, which policies are not issued directly to the Company and its subsidiaries.

                                        ARTICLE VII.
                                COVENANTS AND AGREEMENTS

             7. Covenants and Agreements. The parties covenant and agree as follows:

               7.1. Confidentiality; Return of Documents. All information provided pursuant hereto shall be subject to certain confidentiality agreements executed by the parties and all documents (and copies thereof) provided to the other parties shall be promptly returned upon termination of this Agreement, and each party shall be entitled to injunctive relief to enforce the provisions of the confidentiality agreements referred to above and of this Section.

               7.2.  Fees and Expenses.
                        -----------------
                  (a) If the transactions contemplated hereby are consummated, the parties shall each bear their respective fees and expenses. If this Agreement is terminated (1) by the Purchaser pursuant to Section 11.1(c); (2) by Armco and the Seller other than pursuant to Section 11.1(a),
(b) or (e), or other than pursuant to Section 11.1(d) (if attributable to a reason other than the failure of Armco or the Seller to satisfy a condition under Article IX); or (3) pursuant to Section 11.1(d) as a result of the failure of Armco or the Seller to satisfy a condition under Article IX, the Seller shall pay to the Purchaser within 10 Business Days after receipt of the written demand from the Purchaser (i) a fee equal to $1 million and
(ii) $250,000 to reimburse the Purchaser for its reasonable out-of-pocket expenses incurred in connection with the due diligence review and negotiations with respect to this Agreement and the transactions contemplated hereby.

               (b) If this Agreement is terminated for any reason or if the transactions contemplated hereby are not consummated on or before December 31, 1994 (unless extended by the parties), the Purchaser shall promptly pay and reimburse the

Company for expenses, including any payments for Taxes, incurred by the Seller, Armco, the Company or any of its subsidiaries arising out of, or by reason of, any Purchaser Reinsurance Contracts or the sale of securities as directed by the Purchaser pursuant to Section 6.4.

               (c) The amounts payable upon termination of this Agreement as set forth in this Section 7.2 shall be the exclusive remedy of the parties with respect to such termination and no party shall have any further monetary liability to the other parties in connection with this Agreement or the transactions contemplated thereby upon such termination.
Notwithstanding the above, if this Agreement shall not have been properly terminated, a party may seek injunctive or other equitable relief to enforce the terms of this Agreement.

               7.3.  Company Employee Benefit Plans.
                        ------------------------------
               (a) Effective as of the Closing Date, the Company and its subsidiaries shall withdraw completely from participation in or sponsorship of all Company Employee Benefit Plans and related trusts. The Seller shall cause the Company to file and give any and all required notices to employees, governmental agencies or other Persons to effect the withdrawal of the Company and its subsidiaries from, or termination of, all Company Employee Benefit Plans as of the Closing Date.

               (b) Armco and the Seller shall assume all obligations and pay, satisfy or settle all claims, pursuant to the Company Employee Benefit Plans, whether arising before or after the

Closing Date, with respect to participants whether or not employees or former employees, including without limitation pension benefits previously accrued and medical, death, disability or other benefits being provided to retired or other former employees or other participants. Armco and the Seller shall indemnify the Purchaser, the Company and its subsidiaries for any amounts paid on or after the Closing Date by the Company or its subsidiaries in connection with any Company Employee Benefit Plan, including any benefits and any taxes, damages or expenses including attorney fees.

               (c) The Company and its subsidiaries shall provide reasonable assistance and information to the Seller in its administration of the Company Employee Benefit Plans.

               7.4.  Payment of Debts and Intercompany Receivables. If any
                        --------------------------------------------
receivables (not including amounts under reinsurance arrangements) from Armco or its Affiliates are included in the assets of the Company and its subsidiaries, or if any payables (not including amounts under reinsurance arrangements) of the Company or its subsidiaries to Armco or its Affiliates are included in the liabilities of the Company and its subsidiaries, such receivables or payables shall be paid prior to the Closing Date unless otherwise provided by this Agreement. If such amounts cannot be calculated until the preparation of the Closing Balance Sheet, an estimate of such amount shall be paid prior to the Closing Date, with any adjustment to be paid within five business days of the final determination of the Closing Balance Sheet.

               7.5.  Agreement Not to Compete.  The parties acknowledge
                       ------------------------
and agree that on or prior to the Closing Date, Armco, the Seller and the Purchaser will enter into the Agreement Not to Compete and for Federal income tax purposes will report such agreement as having a fair market value of $100,000.

               7.6.  Taxes.
                       -----
               (a)  Tax Returns.  The applicable income, deductions and
                      -----------
credits of the Company and its subsidiaries for the period beginning January 1 of the year in which the Closing takes place up to and including the Closing Date (the "Short Period") will be included in the consolidated Federal income tax returns, and the consolidated state income tax returns of Armco set forth on Schedule 7.6(a) for such calendar year, and Armco shall pay any Taxes (excluding any deferred Taxes) attributable to such period. The income, deductions and credits with respect to the Company and its subsidiaries for the Short Period will be determined on the basis of the appropriate permanent records (including any deduction under Code Section 832(c)(4)), or if the portion of any item of income or deduction cannot be determined from the permanent records, in accordance with Treasury Regulations 1.1502-76(b)(4)(ii). Accordingly, the Purchaser agrees that it shall cause the Company to furnish on a timely basis to the Seller, at no cost to the Seller, such information and documents as the Seller may reasonably request to enable Armco and the Seller to prepare and file its consolidated Federal and state income Tax Returns for the Short Period. Armco agrees that, subject to extensions duly obtained, it shall make timely payment of its Taxes for all taxable periods ending on or before the Closing Date. The Purchaser and the Company shall be responsible for filing all Tax Returns for periods ending after the Closing Date and, subject to Section 7.6(j), the Purchaser shall pay or cause to be paid all Taxes due for such periods. The Purchaser agrees not to make, or permit to be made, any election pursuant to Code Section 338(g), and further agrees not to take, or permit to be taken, any action resulting in a deemed election pursuant to Code Section 338(g) (or any similar provision under state law). Armco, the Seller and the Purchaser agree that they shall not make a joint election pursuant to Code Section 338(h)(10). Seller shall furnish Purchaser with an affidavit, stating, under the penalties of perjury, the Seller's United States tax identification number and that the Seller is not a foreign person in accordance with the provisions of Section 1445(b)(2) of the Code and the regulations promulgated thereunder.

                 (b)  Cooperation and Exchange of Information.  Each
                      ---------------------------------------
party shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for taxes or a right to refund of taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of Tax Returns relating to the Company and its subsidiaries, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, neither party shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section. Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any Tax Return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries) of making employees available, upon receipt of reasonable documentation of such costs. Each party will retain all Tax Returns, schedules and workpapers and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding. Without limiting the generality of the foregoing, the Purchaser and the Company shall reasonably prepare and provide to the Seller and Armco any Federal, state and local tax information requested by Armco for Armco's use in preparing the Tax Returns for which Armco is responsible. This information shall be completed by the Purchaser and the Company within 90 days after receiving written request from Armco.

               (c)  Tax Proceedings.  In the event the Purchaser, or the
                    ---------------
Company receives notice, whether orally or otherwise, of any pending Tax examination, claim, settlement, proposed adjustment or related matter that may affect Armco or the Seller, or in the event Armco or the Seller receives any such notice which may affect the Purchaser, the Company or its subsidiaries, the party receiving such notice shall notify the other party in writing as soon as reasonably practicable. Armco shall be entitled at its expense to contest, control, compromise, settle or appeal all proceedings with respect to the Company's Taxes for periods ending on or before the Closing Date, provided that the Purchaser shall have the right to participate in and employ its own counsel, at its expense, with respect to any such proceeding that the Purchaser reasonably believes may cause the Purchaser, the Company or its subsidiaries to incur any liability for payment of

Taxes and Armco shall consult in good faith with the Purchaser with regard to any such proceeding. The Purchaser agrees that it will cooperate fully and will cause the Company to cooperate fully with Armco in the defense against or compromise of any claim asserted in any such proceeding.

               (d)  Indemnification.  (i) Armco and the Seller shall be
                    ---------------
responsible for and shall indemnify and hold the Purchaser, the Company and its subsidiaries harmless from all liability for all Taxes attributable or related to any period ending prior to or on the Closing Date, including the portion of the Short Period ending on the Closing Date for which the Company and its subsidiaries are included in any Tax Return of Armco but only to the extent such liability exceeds the amount of tax liabilities or reserves set forth on the Closing Balance Sheet; provided, however, that the Purchaser
                                    -----------------
shall indemnify the Seller and Armco for all Taxes imposed on them (determined without regard to any available net operating Loss Carryovers or other tax benefits) as a result of any election made, or deemed to have been made by the Purchaser, under Code Section 338(g) (or any similar provision of state or local law). Armco or the Seller shall pay all Taxes imposed or assessed against the Company and its subsidiaries, whether directly or as a member of the Consolidated Group, for any period ending on or before the Closing Date, but only to the extent such liability exceeds the amount of tax liabilities or reserves set forth on the Closing Balance Sheet. The Purchaser and the Company shall be responsible for and shall indemnify and hold Armco and the Seller harmless from, and the Purchaser or the Company shall pay all Taxes with respect to the Company and its subsidiaries attributable or related to periods ending after the Closing Date, except as otherwise set forth in Section 7.6(j).

                 (ii) Armco and Seller hereby agree, from and after the Closing date, to defend, indemnify, and hold the Purchaser, harmless from, against and in respect of any Loss (as defined in Section 8.2(e)) which may accrue to or be sustained by the Purchaser, the Company or its subsidiaries for the full amount of such Loss arising out of, as a result of or in respect of:
                       (1) any error, misstatement, omission or inaccuracy or breach in or of any representation or warranty of Armco or the Seller contained in Section 4.24, or under any schedule, certificate, agreement, instrument or other document delivered pursuant thereto; or

                      (2) any failure of Armco or the Seller or its subsidiaries duly to perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by Armco or the Seller under this Section 7.6, or any schedule, certificate, agreement or other document entered into or delivered pursuant hereto.

                 (e)  Refunds.  Except as provided in Section 7.6(h), Armco
                      ------
or the Seller shall be entitled to all refunds of

Taxes of the Company and its subsidiaries with respect to the Pre-Closing Period (and any interest thereon) unless (i) any such refunds are carried as an asset on the Closing Balance Sheet or (ii) result from the carryback of net operating losses or capital losses of the Company or its subsidiaries, in which event any such refund shall be the property of the Company, but only to the extent attributable to the income of the Company or its subsidiaries for the carryback period. The Company shall pay to Armco or the Seller, within five Business Days after receipt thereof, any such refunds received by the Company, other than a refund to which the Company is entitled pursuant to the preceding sentence. If Armco or the Seller receives a refund to which the Company or its subsidiaries are entitled, Armco or the Seller shall pay any such refund to the Company within five Business Days after receipt thereof. The Purchaser shall be entitled to all refunds of Taxes of the Company and its subsidiaries attributable to periods ending after the Closing Date. Armco or the Seller shall pay to the Purchaser, within five Business Days after receipt thereof, any such refunds received by Armco or the Seller.

               (f) Tax-Sharing Agreements.  Effective on the Closing Date,
                   ----------------------
all Tax Sharing Agreements (as defined below), whether or not written, to which the Company or any of its subsidiaries on the one hand and Armco or any of its Affiliates on the other hand are parties, shall be terminated with respect to the Company and its subsidiaries and as between the Company and its subsidiaries on the one hand, and Armco and its Affil-iates on the other hand, such agreements shall be of no further force and effect, and as between them, no party shall have any further rights or obligations with respect to any taxable period.

                 (g)  No Adverse Action.  Neither the Seller nor Armco shall
                      -----------------
(i) exercise its authority as agent of the Company and its subsidiaries under Treasury Regulation Section 1.1502-77 (or any comparable provision of state, local or foreign Tax law), or (ii) file any election or take any other similar action, including without limitation, amending any Tax Return or agreeing to any determination or audit, if such exercise or action is likely to have a Material Adverse Effect for any period ending after the Closing Date without having first received the consent of the Purchaser, which consent shall not be unreasonably withheld.

               (h)  Loss Carryovers.  (i)  Notwithstanding the provisions of
                    ---------------
(1) any tax sharing agreements among Armco and its Affiliates (including, but not limited to, the Tax Sharing Agreement among Armco, Northwestern National Casualty Company, Statesmen Insurance Company, and NN Insurance Company dated January 1, 1991, the Tax Sharing Agreement between Armco and Northwestern National Lloyds Insurance Company dated January 1, 1992 and the Tax Sharing Agreement among Armco, Pacific National Insurance Company and Pacific Auto Insurance Company dated January 1, 1992) (collectively, "Tax Sharing Agreements") and (2) any other agreement between the parties, Armco and the Seller agree to waive (except as otherwise permitted by Sec-tion 7.6(h)(ii)) any right they may have under the Internal Revenue Code (including, but not limited to, the right to make an election under Treasury Regulation Section 1.1502-20(g)) to reattribute to itself or any other entity any consolidated net operating losses of the Consolidated Group that are apportioned to the Company or its subsidiaries pursuant to Treas. Reg.
Section 1.1502-79(a) as a result of Purchaser's purchase of the Shares (the "Apportioned Operating Losses"). Except as permitted in Section 7.6(h)(ii), Armco and the Seller also agree that they shall not, and their Affiliates shall not, utilize any of the Apportioned Operating Losses to offset any taxable income of any member of the Consolidated Group other than the Company or its subsidiaries for any taxable year of the Consolidated Group ending on or prior to December 31, 1994. After December 31, 1994, Armco and its Affiliates shall use only those Apportioned Operating Losses required to be used under Treasury regulations. If Armco or its Affiliates utilize any Apportioned Operating Losses, the Purchaser's sole remedy shall be as set forth in paragraph (iv) below.

                 (ii) Notwithstanding paragraph (i) above, Armco shall be entitled to reattribute to itself Apportioned Operating Losses in an amount equal to the lesser of (1) the amount of such Apportioned Operating Losses or (2) the total of (x) the aggregate taxable income or gain of the Company and its subsidiaries attributable to Pre-Closing Periods resulting from Purchaser Reinsurance Contracts plus (y) the aggregate taxable income or gain of the Company and its subsidiaries attributable to Pre-Closing Periods resulting from the sale of securities pursuant to Section 6.4, less (z) the excess, if any, of (I) the amount of consolidated net operating losses of the Consolidated Group that would have been apportioned to the Company or its subsidiaries pursuant to Treas. Reg. Section 1.1502-79(a) as a result of the Purchaser's purchase of the Shares if there had been no items of income or gain from the Purchaser Reinsurance Contracts or sales of securities pursuant to Section 6.4, over (II) the Apportioned Operating Losses. The Purchaser shall cause the Company and its subsidiaries to assign and deliver to Armco any statement prepared by or on behalf of Armco pursuant to Treas. Reg. Section 1.1502-20(g)(5) relating to such reattribution and attach or cause the Company or any subsidiary to attach a copy of such statement to the appropriate income tax return pursuant to Treas. Reg. Section 1.1502-20(g)(5)(ii). Notwithstanding any provision herein to the contrary, the Purchaser shall have no right to cause the Seller or Armco to enter into Purchaser Reinsurance Contracts or the sale of securities described in Section 6.4 if the total of (x) plus (y) above exceeds the sum of $25.5 million plus an amount equal to the consolidated net operating losses of the Consolidated Group that is apportioned to the Company and its subsidiaries for the taxable year ended December 31, 1993, pursuant to Treas. Reg. Section 1.1502-79(a).

                 (iii) The Seller shall notify the Company in writing within 60 days after the filing of any return, amended return or any other document with the Internal Revenue Service in which any portion of the Apportioned Operating Losses are utilized by Armco or any other member of the Consolidated Group. The Seller shall notify the Company in writing within 60 days after its receipt of notice from the Internal Revenue Service of the final adjustment of Apportioned Operating Losses. In making any of the notifications required herein, the Seller shall disclose the amount of the Apportioned Operating Losses which have been either utilized or adjusted.

                  (iv) Notwithstanding anything to the contrary in this Agreement, the Purchaser's sole remedy in the event (A) the Represented Operating Losses exceeds the Apportioned Operating Losses, or (B) there is a breach of the covenant set forth in the last sentence of Section 7.6(h)(i) shall be the right to obtain payment from Armco or Seller of the actual increase in federal income tax liability resulting solely from such excess or such breach; provided, however, that the covenant set forth in the last
                --------  -------
 sentence of Section 7.6(h)(i) shall not be treated as having been breached to the extent that Armco reduced the amount of Apportioned Operating Losses it was entitled to reattribute pursuant to Section 7.6(h)(ii) by the amount of Apportioned Operating Losses that were utilized by Armco.

                (i)  Timing Differences.  As used in this Section 7.6(i),
                     ------------------
the term "Seller Tax Period" shall mean any tax period ending on or prior to the Closing Date, and the term "Purchaser Tax Period" shall mean a taxable period ending after the Closing

Date. If as a result of an audit or other proceeding concerning the liability of the Company and its subsidiaries for Taxes, there is an adjustment as a result of which there should be both a net tax benefit for the Seller Tax Periods and a net tax detriment for Purchaser Tax Periods or both a net tax detriment for Seller's Tax Periods and a net tax benefit for Purchaser's Tax Periods, then Armco and the Seller shall pay to the Purchaser or the Purchaser shall pay to Armco and the Seller, as the case may be, the amount of net tax benefits actually derived as a result of such adjustments up to an amount equal to the net tax detriment actually incurred by Armco and the Seller or the Purchaser, as the case may be. A net tax benefit shall be deemed actually derived when the party entitled to such net tax benefit receives an actual refund of tax or a reduction of tax otherwise due and payable. A net tax detriment shall be deemed actually incurred when the party liable for such net tax detriment makes an additional or increased tax payment or suffers a reduction in an actual tax refund payment.
Payments under this section shall be made without interest within 30 days after the later of the date the net tax benefit is actually derived or the date the net tax detriment is actually incurred.

                (j)  Taxable Year Not Terminating at Closing Date. If for
                     --------------------------------------------
any state, local or foreign tax purposes, the taxable year of the Company and its subsidiaries does not terminate on the Closing Date, Taxes of the Company and its subsidiaries attributable to, arising out of, or with respect to the Short Period shall be allocated to and shall be the responsibility of Armco and the Seller to the extent such Taxes exceed the amounts that the Company and its subsidiaries have paid, accrued or otherwise adequately reserved therefor prior to the Closing Date. For purposes of this Section 7.6(j), Taxes of the Company and its subsidiaries attributable to, arising out of, or with respect to the Short Period shall be determined on the basis set forth in
Section 7.6(a). Armco and the Seller agree to indemnify and hold the Purchaser and the Company harmless from and against all Taxes allocated to and the responsibility of Armco and the Seller under this Section 7.6(j).

                (k) The Seller agrees to pay any stock transfer taxes in connection with the transfer of the Shares to the Purchaser.

                7.7.  The Seller's Access to Records.
                      ------------------------------

                (a) The Purchaser agrees that after the Closing Date it shall, and shall cause the Company to, (i) provide Armco and the Seller with reasonable access to the employees of the Purchaser and the Company having knowledge of and responsibility for such books and records (including information stored on electronic data processing systems) and (ii) retain the books and records of the Company (including backup media for electronic data processing systems) for a period of at least seven years from the Closing Date in a responsible manner and at a location reasonably accessible and (iii) allow Armco and the Seller to examine and make copies of the books and records pertaining to the business conducted by the Company pertinent to this Agreement and the transactions contemplated hereby, for reasonable business purposes including without limitation the preparation and examination of Tax Returns and financial statements and conduct of any litigation or regulatory dispute resolution, whether pending or threatened, concerning the business of the Company and its subsidiaries pertinent to this Agreement and the transactions contemplated hereby. Access to and copying of such books and records shall be restricted to normal business hours, shall be at Armco's and the Seller's expense and shall not unreasonably interfere with the business operations of the Purchaser or the Company. If requested by Armco or the Seller immediately prior to the end of the seven-year period, the Purchaser will cause the Company to retain such books and records (at Seller's expense) for a reasonable extended period of time.

                (b) The Purchaser shall provide to the Seller the Annual Statements for the Company and each of the Insurance Subsidiaries for each of 1994, 1995 and 1996 and the relevant portions of the Purchaser's Tax Return with respect to the Company and its subsidiaries for 1994.

                7.8.  Future Assessments.
                      ------------------

                (a) The Seller agrees that any state insurance guaranty association assessments made against the Insurance Subsidiaries prior to the Closing Date for any period prior to the Closing Date shall either be paid by Insurance Subsidiaries prior to the Closing Date or reflected on the Closing Balance Sheet, or, if paid by Insurance Subsidiaries after the Closing Date and not reflected in the Closing Balance

Sheet, shall be reimbursed in full by the Seller.

                (b) The Purchaser and the Seller agree that any refund, distribution or assessment received from or made against any Insurance Subsidiary by any coastal reinsurance pool, fair plan, assigned risk plan or other residual market mechanisms within three (3) years after the Closing Date on account of experience during a period identified by the pool or plan, shall (i) be for the account of the Seller when the period begins before and ends on or before the Closing Date and (ii) be prorated between the Seller and the Purchaser when the period begins before and ends after the Closing Date. The basis for such proration shall be as set forth in subsection (c), below.

                (c) Any proration required by this section shall be on the following basis:

                      (i) The Seller's portion of any proration shall be based on the number of days prior to the Closing Date in the period on which the refund, distribution or assessment is based divided by the total number of days in such period. The Seller shall have no entitlement to or responsibility for the remaining portion of such refund, distribution or assessment.

                       (ii) In determining the number of days in any proration period and the number of days chargeable to the Seller on the one hand or to the Company on the other, there shall be excluded portions of such period in which the Insurance Subsidi-ary was not writing in the jurisdiction in question the type of insurance which caused it to be entitled to the refund or distribution or subject to the assessment.

                (d) The Purchaser shall promptly notify the Seller of any assessment, threatened assessment or any proceeding and inquiry that may result in an assessment relating in whole or in part to the period before the Closing Date and the Purchaser shall give the Seller the opportunity to challenge any portion of such assessment as may relate to the period before the Closing Date. Notwithstanding such challenge, to the extent the Company or its Insurance Subsidiaries shall have paid or is required to pay such assessment, the Seller shall be required to pay the entire amount of the assessment attributable to the period prior to the Closing Date to the Company; provided that if the Seller is successful in such challenge, it shall be reimbursed the portion of its assessment which is not required to be paid or which is reimbursed to the Company or its Insurance Subsidiaries. Notwithstanding anything to the contrary in any other provision of this Section, the Seller shall not be liable for an assessment to the extent such assessment is reflected on the Closing Balance Sheet.

                7.9.  Disclaimer of Other Representations and Warranties.
                      ---------------------------------------------------
The parties agree that no party hereto makes nor has made any warranties or representations, with respect to the transactions contemplated hereby, other than those expressly set forth in this Agreement, including the exhibits and schedules attached hereto. The parties agree that Armco and the Seller make no warranties or representations with respect to the adequacy of the reserves for unpaid losses or loss adjustment expenses of any Insurance Subsidiaries.

                7.10.  Further Assurances.  Armco and Seller agree that they
                       ------------------
will from time to time at and subsequent to the Closing Date, at the request of Purchaser and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Purchaser may reasonably request in order more effectively to convey, assign, transfer to and vest in the Purchaser the Shares and the right to operate the business of the Company and its subsidiaries.

                7.11.  Proposition 103 and Other Excess Profit Laws.
                       --------------------------------------------
                (a) The Seller shall be responsible for the payment of any liability of the Company and its Insurance Subsidiaries incurred within three years after the Closing Date under California's Proposition 103, the Florida Excess Profit law, or any other excess profits or similar laws in existence prior to the Closing Date relating to operations or premium written prior to the Closing Date to the extent such liabilities are not reflected on the Closing Balance Sheet. The Purchaser agrees that it and the Insurance Subsidiaries will not initiate any proceeding with respect to such assessments, unless required by good business purposes and only after prior notification to the Seller. The Purchaser agrees that neither it, the Company nor its subsidiaries shall settle assessments or liabilities covered by this Section without the prior consent of the Seller, which consent will not be unreasonably withheld. The Purchaser shall control all litigation or administrative proceedings concerning such matters at its own expense; provided that the Seller may participate in such litigation or administrative proceedings, at Seller's own expense.

                (b) In the event the Company or the Insurance Subsidiaries, after such litigation or administrative proceedings, are required to make one or more payments to policyholders, the state, or some other entity, and the Seller has consented to such payment or payments, the Purchaser shall cause such payments to be made; provided that the amount of any such payment shall be first paid to the Company or the Insurance Subsidiary by the Seller to the extent such liability was not reflected in the Closing Balance Sheet.

                7.12.  Reinsurance.  Immediately prior to, or simultaneously
                       -----------
with, the Closing, the Purchaser may direct the Insurance Subsidiaries to enter into reinsurance treaties or arrangements with reinsurers designated by the Purchaser; provided that all fees and similar expenses of such reinsurance shall be the responsibility of Purchaser and, if paid by the Company or its subsidiaries and such payment affects the Purchase Price, shall be reflected as an adjustment to the Purchase Price in favor of the Seller. Such reinsurance shall be disregarded in the preparation of the Closing Balance Sheet.

                7.13.  Reinsurance Support.  Prior to the Closing, the
                       -------------------
Seller and the Company shall enter into an agreement whereby the Seller shall provide, or shall cause Northwestern National Insurance Company of Milwaukee, Wisconsin ("NNIC") to provide, financial support for the obligations of NNIC to NNCC under reinsurance contracts issued by NNIC.
Such support shall take the form, acceptable to the Purchaser, of either a letter of credit or an escrow account (in the form of a secured "Funds Withheld Account") for the benefit of NNCC in an amount equal to $20 million. A portion of such letter of credit or escrow account equal to $10 million shall remain in effect until the 15th anniversary of the Closing Date. Another portion of such letter of credit or escrow account equal to $10 million shall remain in effect until the earlier to occur of (i) the novation or other complete release of NNCC with respect to all insurance policies covering Celanese Corporation or its affiliates or (ii) the 15th anniversary of the Closing Date. All interest earned on funds in the escrow account shall be paid quarterly to the Seller. The Seller shall cause the reinsurance arrangements between NNIC and NNCC to be amended, effective as of the Closing, to provide both NNCC and NNIC with a right of setoff and to suspend the payment obligations to the extent that claims of setoff are outstanding.

                7.14.  Trademark Assignment.  On or prior to the Closing,
                       -------------------
the parties shall enter into the Trademark Assignment Agreement covering trademarks and service marks used by the Company and its subsidiaries.

                7.15.  Severance and Other Costs.  The Seller agrees to
                       -------------------------
reimburse and indemnify the Purchaser for the full amount of any payment made by the Company and its subsidiaries in connection with the termination of the employment of the Chairman of the Board of Directors of the Company pursuant to agreements with the Company or any of its subsidiaries in effect at the Closing Date as set forth on Schedule 7.15. The Seller shall reimburse and indemnify the Purchaser for one-half (50%) of the payments made by the Company and its subsidiaries pursuant to any employment, bonus, stay-put, termination, incentive or deferred compensation, consultation or similar agreement with any other officer or other key employee executed prior to the Closing Date as set forth on Schedule 7.15 in connection with the termination of such officer or employee before the third anniversary of the Closing Date. The Seller shall pay the Purchaser such termination or severance costs within 20 Business Days following the written demand of the Purchaser.

                7.16.  Escrow Agreement.  If the Seller shall not elect to
                       -----------------
provide the Letter of Credit as set forth in Section 2.7, then on or prior to the Closing, the Seller and the Purchaser shall enter into an escrow agreement ("Escrow Agreement") which shall provide for an escrow account ("Escrow Account") with an independent third party acceptable to the Seller and the Purchaser. At the Closing, the Seller may elect to procure the Letter of Credit acceptable to the Purchaser or shall deposit $5 million of the Purchase Price in the Escrow Account to fund any claims of the Purchaser (i) under any covenant, agreement or other provision in this Agreement or (ii) resulting from a breach of any representation or warranty of the Seller or Armco in this Agreement. The Letter of Credit shall remain in effect, or if the Escrow Account is chosen, such funds shall remain in the Escrow Account, until the second anniversary of the Closing, provided, however, that any amounts required to satisfy claims pending at the second anniversary would remain available until such claims are settled. No claim shall be valid, or be deemed to be pending, with respect to any matter which would otherwise be the subject of a claim to be funded out of the Escrow Account unless such claim is asserted in writing prior to the second anniversary of the Closing, specifying in reasonable detail the covenant or agreement under which indemnification is sought or the representation or warranty that allegedly has been breached and, in each case, furnishing the basis for such allegation. Any such Escrow Agreement shall provide that at the end of the two-year period, funds on which no claims are pending shall be released to the Seller. Any interest earned on funds in the Escrow Account shall follow the principal of such funds.

                7.17.  Supplements to Schedules.  The Seller may at any time
                       ------------------------
or from time to time after the date hereof, but not later than 10 Business Days prior to the Closing Date, supplement or amend the Schedules required to be furnished by the Seller under this Agreement with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules. Other than an amendment to Schedules 4.8(d)(i) and 4.10 which shall not be treated as a breach, the Purchaser may treat any material supplement or amendment to a schedule as a breach of a representation or warranty by the Seller and any such supplement or amendment to such Schedules shall be disregarded for the purpose of determining the satisfaction of the conditions set forth in Article IX hereof; provided,
                                                               ---------
however, that any matter arising after the date hereof and disclosed in an
- -------
amended or supplemented Schedule pursuant to this Section shall not form the basis for any Loss (as defined in Article VIII) by the Purchaser if the transactions contemplated hereby are consummated.

                                    ARTICLE VIII.
                     SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                       INDEMNITY

                8.1  Survival of Representations and Warranties and
                     ----------------------------------------------
Indemnities.  Except to the extent otherwise provided, all representations
- -----------
and warranties of the parties under this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto shall survive the Closing Date for a period of two years ending on the second anniversary of the Closing Date. All agreements, covenants and contractual undertakings shall survive the Closing Date until such provisions are satisfied. All provisions shall survive the Closing Date subject to the foregoing terms and conditions regardless of any investigation at any time made by or on behalf of the parties or of any information the parties may have with respect to the other parties, the Company and its subsidiaries and the transactions contemplated hereby.

                8.2.  Indemnity.
                      ---------
                   (a) Subject to the provisions of this Section, the Seller hereby agrees, from and after the Closing date, to defend, indemnify, and hold the Purchaser, harmless from, against and in respect of any Loss (as hereinafter defined) which may accrue to or be sustained by the Purchaser, the Company or its subsidiaries for the full amount of such Loss arising out of, as a result of or in respect of:

                   (i) any error, misstatement, omission or inaccuracy in any representation or warranty of Armco or the Seller or the breach of any warranty of Armco or the Seller under this Agreement, or under any schedule, certificate, agreement, instrument or other document delivered pursuant thereto; or
                    (ii) any failure of Armco or the Seller or its subsidiaries duly to perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by the Company and its subsidiaries, prior to the Closing, or the Seller or its subsidiaries pursuant to this Agreement, or any schedule, certificate, agreement or other document entered into or delivered pursuant hereto.

                   (b) Subject to the provisions of this Section, Armco hereby agrees, from and after the Closing Date, to defend, indemnify, and hold the Purchaser harmless from, against and in respect of any Loss (hereinafter defined) which may accrue to or be sustained by the Purchaser for the full amount of such Loss arising out of, as a result of or in respect of:

                  (i) any error, misstatement, omission or inaccuracy in any representation or warranty of Armco or the breach of any warranty of Armco under this Agreement, or under any schedule, certificate, agreement, instrument or other document delivered pursuant thereto; or

                  (ii) any failure of Armco duly to perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by Armco pursuant to this Agreement, or any schedule, certificate, agreement or other document entered or delivered pursuant hereto.

                      (c) Subject to the provisions of this Section, the Purchaser hereby agrees, from and after the Closing Date, to defend, indemnify, and hold the Seller harmless from, against and in respect of any Loss (hereinafter defined) which may accrue to or be sustained by the Seller for the full amount of such Loss arising out of, as a result of or in respect of:

                  (i) any error, misstatement, omission or inaccuracy in any representation or warranty of the Purchaser or the breach of any warranty of the Purchaser under this Agreement, or under any schedule, certificate, agreement, instrument or other document delivered pursuant thereto; or

                  (ii) any failure of the Purchaser duly to perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by the Purchaser or the Company after the Closing pursuant to this Agreement, or any schedule, certificate, agreement or other document entered or delivered pursuant hereto.

                     (d)  The indemnification and hold harmless
("Indemnification") obligations under this Agreement to which any party is entitled from any other party pursuant to this Section with respect to breaches of representations or warranties shall become effective only after the cumulative amount of such Loss exceeds in the aggregate $500,000, and such liability shall be limited to such cumulative amounts as exceed $500,000.

                (e) For purposes of this Agreement, "Loss" shall be deemed to mean and include any and all losses, liabilities, costs, reasonable expenses, judgments, assessments, penalties, damages, deficiencies, suits, actions, claims, proceedings, demands, causes of action, economic loss, and attorneys' fees and expenses and court costs and interest incident thereto. A Loss shall be measured net of any insurance recovery in respect of such Loss and such Loss shall not include any incidental or consequential damages (including any loss of anticipated profits).

                 (f) Notwithstanding anything to the contrary herein, the indemnity obligation of the Seller with respect to a breach of a representation or warranty shall be limited to an aggregate of $14 million, payable exclusively as follows: (i) first, from the Escrow Account or the Letter of Credit, as the case may be; (ii) o the extent the amount of the indemnity obligation exceeds the amounts available from the Escrow Account or the Letter of Credit, as the case may be, directly from the Seller, but not more than an aggregate of $2 million, and (iii) by set-off against any amount due from the Purchaser to the Seller on account of the Renewal Commission.

                 (g) In order for a party seeking indemnification ("Indemnified Party") to be entitled to any Indemnification provided for under this Agreement, such Indemnified Party must give a written demand for Indemnification to the party against which Indemnification is sought ("Indemnifying Party") as soon as reasonably practicable after the Indemnified Party has knowledge of the material facts underlying the Indemnification demand. Such demand must set forth with reasonable specificity the factual and legal basis or bases of the Indemnification claim and must state as nearly as practicable the amount of Indemnification sought. The Indemnifying Party shall admit or deny liability for such Indemnification within 30 days of such demand.

                  (h)  The parties' indemnification obligations under this
Section 8.2 are independent of, and in addition to, any payments made pursuant to Sections 2.3 and 2.4 and Article VII of this Agreement, it being understood and agreed that a party's indemnification obligations hereunder do not apply to any losses or claims that may be imposed on, sustained, incurred or suffered by or asserted, as applicable, against another party directly or indirectly relating to any matter that is the subject of Sections 2.3, 2.4 and 4.24 or Article VII. Indemnification obligations under this Section 8.2 are the exclusive remedy for matters covered under this Section. Armco and the Seller shall not be required to indemnify the Purchaser or the Company for amounts that are accrued in the Closing Balance Sheet; provided such amounts are not assumed by Armco or the Seller pursuant to Section 2.5.

                  (i)  Third Party Procedures.  (1)  The Indemnified Party,
                      -----------------------
promptly upon receipt of notice of the commencement of any action by a third party against the Indemnified Party in respect of which Indemnification may be sought hereunder, shall notify the Indemnifying Party in writing of the commencement thereof. Upon receipt of notice of the commencement of any such action, the Indemnifying Party shall assume control of the defense, compromise or settlement thereof (with counsel reasonably satisfactory to the Indemnified Party) at the Indemnifying Party's expense. Nothing herein shall be construed so as to give any insurance carrier a right of subrogation for claims paid except as such right would otherwise exist in the absence of this Section. Further, nothing herein shall be construed to create any rights enforceable by any person not a party to this Agreement.

                     (2) The Indemnified Party shall be entitled to participate in the defense of any action and to be represented by counsel of its own selection at the expense of the Indemnified Party. If the attorneys provided for the defense of the Indemnified Party by the Indemnifying Party withdraw from or are removed by court order from the Indemnified Party's representation, then the cost of counsel selected by the Indemnified Party shall be part of its Loss, and the Indemnified Party shall have the right in all respects to conduct its own defense. If the Indemnified Party otherwise retains its own counsel, the cost thereof shall be borne by the Indemnified Party.

                 (3) As to cases in which the Indemnifying Party has assumed and is providing the defense for the Indemnified Party, the control of such defense and the right to reach settlement in such action shall be vested in the Indemnifying Party. Except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement, in respect of any third party claim which provides for anything other than money damages or other money payments for which the Indemnified Party is entitled to indemnification hereunder (subject to the limitations specified in this Section 8.2) or which does not include as a term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such third party claim. If the Indemnified Party, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), consents to the entry of any judgment or enters into any settlement with respect to a third party claim which is being defended by the Indemnifying Party, the Indemnifying Party shall be discharged from any such liability. As to any action, the party which is controlling such action shall provide to the other party reasoable information (including reasonable advance notice of all proceedings in respect thereto) regarding the conduct of the action and the right to attend all proceedings and depositions in respect thereto through its agents and attorneys, and the right to discuss the action with counsel for the party controlling such action.

                     (4)   If within 30 days after receipt by the
Indemnifying Party of notice from the Indemnified Party as to the commencement of any action in respect of which Indemnification is sought hereunder, the Indemnifying Party has not notified the Indemnified Party that the Indemnifying Party assumes the defense of such action or has not actually assumed such defense, then the Indemnified Party shall have the right to defend such action and to proceed immediately against the Indemnifying Party to enforce all Indemnification rights hereunder (including but not limited to the costs of defense). The Indemnification obligations of the Indemnifying Party with respect to such action shall, however, in no way be diminished by virtue of the exercise by the Indemnified Party of its rights under this Section, and the fact that the Indemnified Party shall have defended, settled or compromised such action pursuant to Section 8.2(i) shall not, in any circumstances, be deemed to constitute any waiver, release or exoneration of the Indemnifying Party from its indemnification obligations, regardless of the outcome of such action.

                                      ARTICLE IX.
                          CONDITIONS TO THE OBLIGATION OF
                                THE PURCHASER TO CLOSE

                The obligation of the Purchaser to consummate the purchase of the Shares contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions:

                9.1.  Covenants.  Armco and the Seller shall have performed
                      ---------
and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

                9.2.  Governmental Consents.  The applicable waiting period
                       --------------------
under the HSR Act shall have expired and all consents, authorizations, orders or approvals of and filings with, any governmental commission, board or any regulatory body which are required (as set forth in Schedule 9.2) for or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made.

                9.3.  No Litigation.  No litigation shall be pending or
                      -------------
overtly threatened which challenges consummation of the transactions contemplated hereby or which is against one of the parties hereto and, if decided adversely to such party, would have a Material Adverse Effect.

                9.4.  Legislation.  No Federal, state, local or foreign
                      -----------
statute, rule or regulation shall have been enacted which prohibits the consummation of the transactions contemplated hereby.

                9.5.  Delivery of Documents.  The Seller shall have tendered
                      ---------------------
to the Purchaser one or more certificates representing the Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer to the Purchaser, certificates representing shares of the Company's subsidiaries, and all organizational documents, minute books and stock ledgers of the Company and the subsidiaries and agreements and other documents required to be delivered hereunder by Armco and the Seller to the Purchaser at Closing. All such documents shall be reasonably satisfactory to the Purchaser and its counsel.

                9.6.  Opinion of Counsel.  Armco and the Seller shall have
                      ------------------
 furnished the Purchaser with an opinion of Arnold & Porter, counsel for the Seller, dated the Closing Date, in form satisfactory to the Purchaser.

                9.7.  Certified Resolutions.  Each of Armco and the Seller
                      ---------------------
shall have furnished the Purchaser with certified copies of resolutions duly adopted by their respective Boards of Directors authorizing and approving the execution and delivery of this Agreement and authorizing the sale of the Shares pursuant to this Agreement.

                9.8.  Continued Accuracy of Representations and Warranties.
                      ----------------------------------------------------
The respective representations and warranties of Armco and the Seller, contained in this Agreement, shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for changes in the ordinary course of business and except for changes caused by the consummation of the transactions contemplated by this Agreement, and the Purchaser shall have received at the Closing a corporate certificate from each of Armco and the Seller dated the Closing Date and executed by the President or any Vice President of Armco and the Seller, as appropriate, containing a representation and warranty to that effect.

                9.9.  Other Approvals.  The Company and its subsidiaries
                      ---------------
 shall hold all approvals and licenses necessary to enable it to continue to carry on its business as presently conducted after consummation of the sale of the Shares, and no such approval (or any license or permit granted to the Company or its subsidiaries) shall have been withdrawn or suspended.

                9.10.  Other Consents.  All consents, waivers or approvals
                       --------------
of third parties necessary to permit the consummation of the transactions contemplated hereby, which if not obtained would individually or in the aggregate have a Material Adverse Effect, shall have been obtained.

                9.11.  No Adverse Change.  No material adverse change in
                       -----------------
the business, results of operations, or financial condition of the Company and its subsidiaries shall have occurred since December 31, 1993.

                9.12.  Resignation of Directors.  Resignations from all of
                       ------------------------
the directors of the Company and its subsidiaries shall have been delivered to the Purchaser.

                9.13.  Release of Existing Pledge.  The Existing Pledge
                       ---------------------------
shall have been released by NNIC and the Shares shall be free and clear of all Liens or Encumbrances.

                                       ARTICLE X.
              CONDITIONS TO THE OBLIGATION OF ARMCO AND THE SELLER TO CLOSE

                The obligation of Armco and the Seller to consummate the sale of the Shares contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions:

                10.1.  Covenants.  The Purchaser shall have performed and
                       ----------
complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                10.2.  Governmental Consents.  The applicable waiting
                       ---------------------
period under the HSR Act shall have expired and all consents, authorizations, orders or approvals of, and filings or registrations with, any governmental commission, board or regulatory body which are required (as set forth on Schedule 10.2) for or in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby shall have been obtained or made.

                10.3.  No Litigation.  No litigation shall be pending or
                       --------------
overtly threatened which challenges consummation of the transactions contemplated hereby or which is against one of the parties hereto and, if decided adversely to such party, would have a Material Adverse Effect.

                10.4.  Legislation.  No Federal, state, local or foreign
                       -----------
statute, rule or regulation shall have been enacted which prohibits the consummation of the transactions contemplated hereby.

                10.5.  Payment and Delivery of Documents.  The Purchaser
                       ---------------------------------
shall have delivered or tendered to the Seller the Purchase Price, together with all agreements and other documents required to be delivered hereunder to Armco and the Seller at

Closing. All such documents shall be reasonably satisfactory to Armco and the Seller and their counsel.

                10.6.  Opinion of Counsel.  The Purchaser shall have
                       ------------------
furnished Armco and the Seller with an opinion of Schnader, Harrison, Segal & Lewis, counsel for the Purchaser, dated the Closing Date, in form satisfactory to the Seller.

                10.7.  Certified Resolutions.  The Purchaser shall have
                       ---------------------
furnished Armco and the Seller with a certified copy of resolutions duly adopted by its Board of Directors authorizing and approving the execution and delivery of this Agreement and authorizing the purchase of the Shares.

                10.8.  Continued Accuracy of Representations and
                       ----------------------------------------
Warranties.  The representations and warranties of the Purchaser contained
- ----------
in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for changes in the ordinary course of business, and Armco and the Seller shall have received at the Closing a corporate certificate from the Purchaser dated the Closing Date and executed by the President or any Vice President of the Purchaser containing a representation and warranty to that effect.

                                      ARTICLE XI.
                           TERMINATION, AMENDMENT AND WAIVER

                11.1.  Termination.  This Agreement may be terminated at
                       ------------
any time prior to the Closing as follows:
                  (a)  By mutual consent of the parties;

                  (b) By Armco and the Seller if there has been a material breach of any representaion, warranty, covenant or agreement set forth in this Agreement on the part of the Purchaser, and such material breach has not been cured within a reasonable period after notice thereof and has not been waived by Armco and the Seller;

                (c) By the Purchaser if there has been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Armco or the Seller, and such material breach has not been cured within a reasonable period after notice thereof and has not been waived by the Purchaser;

                (d) By any party if the Closing shall not have occurred by December 31, 1994, provided, that if approval of the transactions contemplated hereby are pending before the appropriate regulatory authorities at December 31, 1994 and all other conditions to the Closing set forth in Article IX and Article X could otherwise be satisfied on such date, such termination date shall be extended until the earlier of March 31, 1995 and 15 Business Days following the date on which such regulatory proceedings are completed;

                  (e) By any party if the transactions contemplated hereby shall violate a non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction or shall be prohibited by an applicable state or Federal statute or regulation.

                11.2.  Effect of Termination.  In the event this Agreement
                       ----------------------
is terminated, the obligations set forth herein (other than the obligations of the parties and their representatives, agents, employees, successors and assigns under Sections 7.1, 7.2 and 11.2) shall terminate and except as specifically provided for in Section 7.2, no party shall have any further liability to the other parties whatsoever.

                11.3.  Amendment.  This Agreement may not be amended except
                       ---------
by an instrument in writing signed on behalf of all of the parties hereto.

                11.4.  Extension; Waiver.  At any time prior to the
                       -----------------
Closing, the parties may, in the manner and to the extent legally allowed,
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto and (ii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                ARTICLE XII.
                                MISCELLANEOUS

                12.1.  Notices.  All notices or other communications
                       -------
hereunder shall be in writing and shall be deemed given (i) upon delivery if delivered personally, (ii) three days after mailing by registered or certified mail (return receipt requested), or (iii) upon receipt if sent by an overnight delivery service or sent by facsimile transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a)  If to Purchaser, to:

                     Vik Brothers Insurance, Inc.
                     1000 Lenox Drive
                     Lawrenceville, NJ  08468
                     Telecopier Number:  (609) 895-3277
                     Attention:  Stephen J. Greenberg

                (b)  If to Armco or the Seller, to:

                     Armco Inc.
                     One Oxford Centre
                     301 Grant Street
                     Pittsburgh, PA  15219
                          Telecopier Number:  (412) 255-9805
                          Attention:  John B. Corey
                                      Vice President, Asset
                                      Management and Business Development

              12.2.  Interpretation.  When a reference is made in this
                     --------------
Agreement to a section, schedule or exhibit, such reference shall be to a section, schedule or exhibit of this Agreement unless otherwise indicated or unless the context shall otherwise require. The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                 12.3.  Governing Law.  This Agreement shall be governed and
                        -------------
construed in accordance with the laws of the State of New York.

                 12.4.   Publicity.  So long as this Agreement is in effect,
                         ---------
no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties, unless, in the opinion of counsel, such announcement is required by the provisions of applicable law or regulations or by any governmental entity having jurisdiction over such party.

                 12.5.  Assignment; Binding Effect.  Neither this Agreement
                        --------------------------
nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except the Purchaser may assign this Agreement to its Affiliates without prior written consent; provided, however, that any such assignment will not relieve the Purchaser of its obligations or liabilities hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                 12.6.  Entire Agreement; Third Party Beneficiaries. This
                        -------------------------------------------
Agreement (including exhibits, schedules and documents referred to herein) constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                 12.7.  Construction.  This Agreement is the result of arms
                        ------------
length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement shall be construed in favor of or against any one party.

                 12.8.  Counterparts.  This Agreement may be executed in two
                        ------------
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                 IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        ARMCO INC.


                                       By:/s/ John B. Corey
                                       -------------------------------------
                                          Vice President


                                       ARMCO FINANCIAL SERVICES CORPORATION


                                       By:/s/ John B. Corey
                                       -------------------------------------
                                          Vice President



                                       VIK BROTHERS INSURANCE, INC.


                                       By:/s/ Alexander M. Vik
                                       -------------------------------------
                                          Chairman
                                        -116-